Exhibit 9





                               CREDIT AGREEMENT

                                    among

                             SILGAN CORPORATION,
                        SILGAN CONTAINERS CORPORATION,
                         SILGAN PLASTICS CORPORATION,

                                VARIOUS BANKS,

                               BANK OF AMERICA
                   NATIONAL TRUST AND SAVINGS ASSOCIATION,
                                 as CO-AGENT

                                     and

                           BANKERS TRUST COMPANY,
                                   as AGENT



                             ___________________

                        Dated as of December 21, 1993

                             ___________________







                              TABLE OF CONTENTS
                              -----------------


                                                                          Page


Section 1.  Amount and Terms of Credit  . . . . . . . . . . . . . . . . .    1
     1.01  Commitments  . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.02  Minimum Amount of Each Borrowing . . . . . . . . . . . . . . .    5
     1.03  Notice of Borrowing  . . . . . . . . . . . . . . . . . . . . .    5
     1.04  Disbursement of Funds  . . . . . . . . . . . . . . . . . . . .    6
     1.05  Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     1.06  Conversions  . . . . . . . . . . . . . . . . . . . . . . . . .    8
     1.07  Pro Rata Borrowings  . . . . . . . . . . . . . . . . . . . . .    9
     1.08  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     1.09  Interest Periods . . . . . . . . . . . . . . . . . . . . . . .   10
     1.10  Increased Costs, Illegality, etc.  . . . . . . . . . . . . . .   11
     1.11  Compensation . . . . . . . . . . . . . . . . . . . . . . . . .   13
     1.12  Change of Applicable Lending Office  . . . . . . . . . . . . .   14



Section 2.  Letters of Credit . . . . . . . . . . . . . . . . . . . . . .   15
     2.01  Letters of Credit  . . . . . . . . . . . . . . . . . . . . . .   15
     2.02  Minimum Stated Amount  . . . . . . . . . . . . . . . . . . . .   17
     2.03  Letter of Credit Requests  . . . . . . . . . . . . . . . . . .   17
     2.04  Letter of Credit Participations  . . . . . . . . . . . . . . .   17
     2.05  Agreement to Repay Letter of Credit Drawings . . . . . . . . .   19
     2.06  Increased Costs  . . . . . . . . . . . . . . . . . . . . . . .   20

Section 3.  Fees; Commitments; Reductions of Commitments  . . . . . . . .   20
     3.01  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     3.02  Voluntary Termination of Working Capital Commitments . . . . .   22
     3.03  Mandatory Reduction or Termination of Commitments  . . . . . .   22

Section 4.  Prepayments; Payments; Commitment and Available Amount
            Reductions  . . . . . . . . . . . . . . . . . . . . . . . . .   23
     4.01  Voluntary Prepayments  . . . . . . . . . . . . . . . . . . . .   23
     4.02  Mandatory Prepayments; Commitment and Available Amount
            Reductions  . . . . . . . . . . . . . . . . . . . . . . . . .   24
     4.03  Method and Place of Payment  . . . . . . . . . . . . . . . . .   27
     4.04  Net Payments . . . . . . . . . . . . . . . . . . . . . . . . .   28

Section 5.  Conditions Precedent  . . . . . . . . . . . . . . . . . . . .   30
     5.01  Conditions to Loans on the Initial Borrowing Date . . . . . .  30
            (a)  Execution of Agreement; Notes  . . . . . . . . . . . . .   30
            (b)  Officer's Certificate  . . . . . . . . . . . . . . . . .   30
            (c)  Opinions of Counsel  . . . . . . . . . . . . . . . . . .   30
            (d)  Corporate Documents; Proceedings . . . . . . . . . . . .   30
            (e)  Plans; Shareholders' Agreements; Management Agreements;
                 Debt Agreements  . . . . . . . . . . . . . . . . . . . .   31
            (f)  Holdings Common Stock Issuance . . . . . . . . . . . . .   31
            (g)  Repayment and Termination of Commitments under the
                 Existing Credit Agreements.  . . . . . . . . . . . . . .   32
            (h)  The Acquisition  . . . . . . . . . . . . . . . . . . . .   32
            (i)  Guaranties . . . . . . . . . . . . . . . . . . . . . . .   32
            (j)  Contribution Agreement . . . . . . . . . . . . . . . . .   33
            (k)  Pledge Agreements  . . . . . . . . . . . . . . . . . . .   33
            (l)  Security Agreement . . . . . . . . . . . . . . . . . . .   34
            (m)  Mortgages; Title Insurance; Surveys; etc.  . . . . . . .   35
            (n)  Adverse Change, etc. . . . . . . . . . . . . . . . . . .   36
            (o)  Litigation . . . . . . . . . . . . . . . . . . . . . . .   37
            (p)  Fees, etc. . . . . . . . . . . . . . . . . . . . . . . .   37
            (q)  Solvency Certificate; Environmental Analyses . . . . . .   37
            (r)  Notices to Holders of Certain Indebtedness and to the
                 Collateral Agent . . . . . . . . . . . . . . . . . . . .   37
            (s)  Consent Letter . . . . . . . . . . . . . . . . . . . . .   38
            (t)  Financial Projections  . . . . . . . . . . . . . . . . .   39
            (u)  Initial Borrowing Base Certificate and Report of
              Inventory
                 and Accounts Receivable  . . . . . . . . . . . . . . . .   39
            (v)  Tax Sharing Agreement  . . . . . . . . . . . . . . . . .   39
            (w)  Insurance  . . . . . . . . . . . . . . . . . . . . . . .   39
            (x)  Intercompany Agency Agreement  . . . . . . . . . . . . .   40
     5.02  Conditions to Working Capital Loans and Letters of Credit on
            and
            after the Initial Borrowing Date  . . . . . . . . . . . . . .   40
            (a)  No Borrowing Base Deficiency . . . . . . . . . . . . . .   40
            (b)  Additional PCP Acquisition Conditions  . . . . . . . . .   40
     5.03  Conditions to All Credit Events  . . . . . . . . . . . . . . .   40
            (a)  No Default . . . . . . . . . . . . . . . . . . . . . . .   40
            (b)  Representations and Warranties . . . . . . . . . . . . .   40
            (c)  Notice of Borrowing; Letter of Credit Request  . . . . .   40
            (d)  Subsequent Legal Opinions  . . . . . . . . . . . . . . .   41
            (e)  Corporate Proceedings  . . . . . . . . . . . . . . . . .   41
            (f)  No Future Advances Notice  . . . . . . . . . . . . . . .   41

Section 6.  Representations, Warranties and Agreements  . . . . . . . . .   42


     6.01  Corporate Status . . . . . . . . . . . . . . . . . . . . . . .   42
     6.02  Corporate Power and Authority  . . . . . . . . . . . . . . . .   42
     6.03  No Violation . . . . . . . . . . . . . . . . . . . . . . . . .   42
     6.04  Governmental Approvals . . . . . . . . . . . . . . . . . . . .   43
     6.05  Pledge Agreements  . . . . . . . . . . . . . . . . . . . . . .   43
     6.06  Security Agreement; Mortgages; Real Property . . . . . . . . .   43
     6.07  Financial Statements; Financial Condition; etc.  . . . . . . .   44
     6.08  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     6.09  True and Complete Disclosure . . . . . . . . . . . . . . . . .   45
     6.10  Use of Proceeds; Margin Regulations  . . . . . . . . . . . . .   46
     6.11  Tax Returns and Payments . . . . . . . . . . . . . . . . . . .   46
     6.12  Compliance with ERISA  . . . . . . . . . . . . . . . . . . . .   46
     6.13  Capitalization . . . . . . . . . . . . . . . . . . . . . . . .   47
     6.14  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .   48
     6.15  Compliance with Statutes, etc. . . . . . . . . . . . . . . . .   48
     6.16  Investment Company Act . . . . . . . . . . . . . . . . . . . .   49
     6.17  Public Utility Holding Company Act . . . . . . . . . . . . . .   49
     6.18  Labor Relations  . . . . . . . . . . . . . . . . . . . . . . .   50
     6.19  Patents, Licenses, Franchises and Formulas . . . . . . . . . .   50
     6.20  Transaction  . . . . . . . . . . . . . . . . . . . . . . . . .   50
     6.21  Representations and Warranties in Acquisition Documents  . . .   51
     6.22  Subordination  . . . . . . . . . . . . . . . . . . . . . . . .   51

Section 7.  Affirmative Covenants . . . . . . . . . . . . . . . . . . . .   51
     7.01  Information Covenants  . . . . . . . . . . . . . . . . . . . .   51
     7.02  Books, Records and Inspections . . . . . . . . . . . . . . . .   54
     7.03  Maintenance of Property, Insurance . . . . . . . . . . . . . .   55
     7.04  Corporate Franchises . . . . . . . . . . . . . . . . . . . . .   55
     7.05  Compliance with Statutes, etc. . . . . . . . . . . . . . . . .   55
     7.06  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
     7.07  End of Fiscal Years; Fiscal Quarters . . . . . . . . . . . . .   56
     7.08  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
     7.09  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .   56
     7.10  Additional Security; Further Assurances; etc.  . . . . . . . .   57
     7.11  Foreign Subsidiaries Security  . . . . . . . . . . . . . . . .   58
     7.12  Registry . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

Section 8.  Negative Covenants  . . . . . . . . . . . . . . . . . . . . .   59
     8.01  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
     8.02  Consolidation, Merger, Sale of Assets, etc.  . . . . . . . . .   60
     8.03  Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . .   61
     8.04  Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     8.05  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .   63
     8.06  Advances, Investments and Loans  . . . . . . . . . . . . . . .   65
     8.07  Transactions with Affiliates . . . . . . . . . . . . . . . . .   68
     8.08  Capital Expenditures . . . . . . . . . . . . . . . . . . . . .   68
     8.09  Current Ratio  . . . . . . . . . . . . . . . . . . . . . . . .   69
     8.10  Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . .   69
     8.11  Total Indebtedness to Consolidated Net Worth . . . . . . . . .   70
     8.12  Limitation on Voluntary Payments and Modifications of Senior
            Notes or Senior Subordinated Notes; Modifications of
            Documents, Certificate of Incorporation, By-Laws and Certain
            Other Agreements; etc.  . . . . . . . . . . . . . . . . . . .   70
     8.13  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .   71
     8.14  Limitation on Restrictions on Subsidiary Dividends and Other
            Distributions . . . . . . . . . . . . . . . . . . . . . . . .   71
     8.15  Limitation on Issuances of Capital Stock by Subsidiaries . . .   72
     8.16  Business . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
     8.17  Change of Name . . . . . . . . . . . . . . . . . . . . . . . .   72
     8.18  Consummation of PCP Acquisition  . . . . . . . . . . . . . . .   72

Section 9.  Events of Default . . . . . . . . . . . . . . . . . . . . . .   73
     9.01  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
     9.02  Representations, etc.  . . . . . . . . . . . . . . . . . . . .   74
     9.03  Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . .   74
     9.04  Default Under Other Agreements . . . . . . . . . . . . . . . .   74


     9.05  Bankruptcy, etc. . . . . . . . . . . . . . . . . . . . . . . .   74
     9.06  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
     9.07  Pledge Agreements  . . . . . . . . . . . . . . . . . . . . . .   75
     9.08  Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . .   75
     9.09  Security Agreements; Mortgages; Additional Security Documents    76
     9.10  Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . .   76
     9.11  Ownership; Change of Control . . . . . . . . . . . . . . . . .   76

Section 10.  Definitions and Accounting Terms . . . . . . . . . . . . . .   77
     10.01  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .   77
     10.02  Principles of Construction  . . . . . . . . . . . . . . . . .  101

Section 11.  The Agent and Co-Agent . . . . . . . . . . . . . . . . . . .  102
     11.01  Appointment . . . . . . . . . . . . . . . . . . . . . . . . .  102
     11.02  Nature of Duties  . . . . . . . . . . . . . . . . . . . . . .  102
     11.03  Lack of Reliance on the Agent and Co-Agent  . . . . . . . . .  102
     11.04  Certain Rights of the Agent . . . . . . . . . . . . . . . . .  103
     11.05  Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . .  103
     11.06  Indemnification . . . . . . . . . . . . . . . . . . . . . . .  103
     11.07  The Agent and the Co-Agent in Their Individual Capacity . . .  103
     11.08  Holders . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
     11.09  Resignation by the Agent and the Co-Agent . . . . . . . . . .  104

Section 12.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . .  105
     12.01  Payment of Expenses, etc. . . . . . . . . . . . . . . . . . .  105
     12.02  Right of Setoff . . . . . . . . . . . . . . . . . . . . . . .  106
     12.03  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  106
     12.04  Benefit of Agreement  . . . . . . . . . . . . . . . . . . . .  106
     12.05  No Waiver; Remedies Cumulative  . . . . . . . . . . . . . . .  108
     12.06  Payments Pro Rata . . . . . . . . . . . . . . . . . . . . . .  108
     12.07  Calculations; Computations  . . . . . . . . . . . . . . . . .  109
     12.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE  . . . . . .  109
     12.09  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .  110
     12.10  Effectiveness . . . . . . . . . . . . . . . . . . . . . . . .  110
     12.11  Headings Descriptive  . . . . . . . . . . . . . . . . . . . .  111
     12.12  Amendment or Waiver . . . . . . . . . . . . . . . . . . . . .  111
     12.13  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . .  112
     12.14  Domicile of Loans . . . . . . . . . . . . . . . . . . . . . .  112
     12.15  Provision Inserted Pursuant to Local Real Estate Law  . . . .  112
            12.16  Confidentiality  . . . . . . . . . . . . . . . . . . .  112


SCHEDULES

Schedule I    Commitments
Schedule II   Existing Letters of Credit
Schedule III  Real Property
Schedule IV   Insurance
Schedule V    Permitted Liens
Schedule VI   Existing Indebtedness
Schedule VII  Mirror Intercompany Notes
Schedule VIII Certain Capitalized Leases
Schedule IX   Existing Investments
Schedule X    Bank Addresses

EXHIBITS

Exhibit A   Notice of Borrowing
Exhibit B-1 A Term Note
Exhibit B-2 B Term Note
Exhibit B-3 Working Capital Note
Exhibit B-4 Swingline Note

Exhibit C   Letter of Credit Request
Exhibit D   Section 4.04(b)(iii) Certificate
Exhibit E   Opinion of Winthrop, Stimson, Putnam & Roberts


Exhibit F   Officers' Certificate
Exhibit G-1 Holdings Guaranty
Exhibit G-2 Borrowers Guaranty
Exhibit H-1 Amendment to Silgan Pledge Agreement
Exhibit H-2 Amendment to Subsidiaries Pledge Agreement
Exhibit H-3 Amendment to Holdings Pledge Agreement
Exhibit I   Amendment to Security Agreement
Exhibit J   Solvency Certificate
Exhibit K   Consent Letter
Exhibit L   Inventory and Accounts Receivable Report
Exhibit M   Borrowing Base Certificate
Exhibit N   Assignment and Assumption Agreement



          CREDIT AGREEMENT, dated as of December 21, 1993, among SILGAN COR-PORATION, a Delaware corporation ("Silgan"), SILGAN CONTAINERS CORPORATION, a Delaware corporation ("Containers"), SILGAN PLASTICS CORPORATION, a Delaware corporation ("Plastics", and together with Silgan and Containers, the "Borrowers," and each individually, a "Borrower"), the lenders from time to time party hereto (each, a "Bank" and, collectively, the "Banks"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Co-Agent (in such capacity, the "Co-Agent"), and BANKERS TRUST COMPANY, as Agent (in such capacity, the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.


                            W I T N E S S E T H :


          WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrowers the respective credit facilities provided for herein;


          NOW, THEREFORE, IT IS AGREED:

          Section 1.  Amount and Terms of Credit.

          1.01 Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Bank with an A Term Loan Commitment severally agrees to make, on the Initial Borrowing Date, a term loan (each, an "A Term Loan" and, collectively, the "A Term Loans") to Silgan, which A Term Loans (x) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such A Term Loans pursuant to Section 1.06) and (y) shall not exceed for any Bank, in initial aggregate principal amount, that amount which equals the A Term Loan Commitment of such Bank on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)(i)(x) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(b)(i)(y)). Once repaid, A Term Loans incurred herunder may not be reborrowed.

          (b) Subject to and upon the terms and conditions set forth herein, each Bank with a B Term Loan Commitment severally agrees to make, on the Initial Borrowing Date, a term loan (each, a "B Term Loan" and, collectively, the "B Term Loans") to Silgan, which B Term Loans (i) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such B Term Loans pursuant to Section 1.06) and (ii) shall not exceed for any Bank, in initial aggregate principal amount, that amount which equals the B Term Loan Commitment of such Bank on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)(ii)(x) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(b)(ii)(y)). Once repaid, B Term Loans incurred hereunder may not be reborrowed. Notwithstanding anything to the contrary contained in this Agreement, if the aggregate principal amount of
 Term Loans incurred on the Initial Borrowing Date is less than the Total Term Loan Commitment as then in effect, Silgan shall be required to borrow A Term Loans and B Term Loans pro rata based upon the amount of the Total A Term
Loan Commitment, on the one hand, and the Total B Term Loan Commitment, on the other hand.

          (c) Subject to and upon the terms and conditions set forth herein, each Bank with a Working Capital Commitment severally agrees, at any time and from time to time on and after the Initial Borrowing Date and prior to the Working Capital Loan Maturity Date, to make a revolving loan or revolving loans (each, a "Working Capital Loan" and, collectively, the "Working Capital Loans") to Containers or Plastics, as the case may be, which Working Capital
Loans:

          (i) shall, at the option of Containers or Plastics, as the case may be, be either Base Rate Loans or Eurodollar Loans, provided that
     (A) all Working Capital Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type and
     (B) no Working Capital Loans maintained as Eurodollar Loans may be incurred prior to the earlier of (x) the 90th day after the Initial Borrowing Date and (y) the Syndication Date;

         (ii) may be repaid and reborrowed in accordance with the provisions hereof;

        (iii) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when added to the product of (A) such Bank's Percentage and (B) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Working Capital Loans) at such time and
     (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Working Capital Loans) then outstanding, equals the Working Capital Commitment of such Bank at such time;

         (iv) shall not exceed for all Banks at any time outstanding that aggregate principal amount which, when added to (x) the amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Working Capital Loans) at such time and (y) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Working Capital Loans) then outstanding, equals an amount equal to the Borrowing Base at such time; and

          (v) shall not exceed for all Banks at any time outstanding that aggregate principal amount which, when added to (x) the amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Working Capital Loans) at such time and (y) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Working Capital Loans) then outstanding, equals the Total Working Capital Commitment at such time.

          (d) Subject to and upon the terms and conditions set forth herein, BTCo in its individual capacity agrees to make, at any time and from time to time on and after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a "Swingline Loan" and, collectively, the "Swingline Loans") to Containers or Plastics, as the case may be, which Swingline Loans:



          (i)  shall be made and maintained as Base Rate Loans;

          (ii) may be repaid and reborrowed in accordance with the provisions hereof;

          (iii) shall not exceed in aggregate principal amount at any time outstanding, when added to (x) the aggregate principal amount of all Working Capital Loans then outstanding and (y) all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Working Capital Loans) at such time, an amount equal to the Borrowing Base at such time;

          (iv) shall not exceed in aggregate principal amount at any time outstanding, when added to (x) the aggregate principal amount of all Working Capital Loans then outstanding and (y) all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Working Capital Loans) at such time, an amount equal to the Total Working Capital Commitment at such time; and

          (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.

     BTCo shall not be obligated to make any Swingline Loans to Containers or Plastics at a time when a Bank Default exists unless BTCo has entered into arrangements satisfactory to it and Containers or Plastics, as the case may be, to eliminate BTCo's risk with respect to the Bank which is the subject of such Bank Default, including by cash collateralizing such Bank's Percentage of the outstanding Swingline Loans. Notwithstanding anything to the contrary in this Section 1.01(d), BTCo will not make a Swingline Loan after it has received written notice from the Required Banks stating that a Default or an Event of Default is then in existence and specifically requesting that BTCo not make any Swingline Loan, provided that BTCo may continue making Swingline Loans at such time thereafter as the respective Default or Event of Default has been cured or waived in accordance with the requirements of this Agreement or the Required Banks have withdrawn the written notice described above in this sentence.

          (e) On any Business Day, BTCo may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Working Capital Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 9.05 or 9.11(iii) of this Agreement or
Section 9(e) of the Holdings Guaranty with respect to Holdings or upon the exercise of any of the remedies provided in the last paragraph of Section 9 of this Agreement), in which case a Borrowing of Working Capital Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day from all Banks with a Working Capital Commitment (without giving effect to any termination thereof pursuant to the last paragraph of Section 9) pro rata based on each Bank's Percentage (determined before giving effect to any termination of the Working Capital Commitments pursuant to the last paragraph of Section 9), and the proceeds thereof shall be applied directly to BTCo to repay BTCo for such outstanding Swingline Loans. Each such Bank hereby irrevocably agrees to make Working Capital Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo not-withstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing and (v) the amount of the Borrowing Base or the Total Working Capital Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding of the type referred to in Section 9.05 with respect to any of the Borrowers), then each such Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from Containers or Plastics, as the case may be, on or after such date and prior to such purchase) from BTCo such participations in the outstanding Swingline Loans as shall be necessary to cause such Banks to share in such Swingline Loans ratably based upon their respective Percentages (determined before giving effect to any termination of the Working Capital Commitments pursuant to the last paragraph of Section 9); provided, that (x) all interest payable on the Swingline Loans shall be for the account of BTCo until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay BTCo interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Working Capital Loans maintained as Base Rate Loans hereunder for each day thereafter.

          1.02 Minimum Amount of Each Borrowing. (a) The aggregate principal amount of each Borrowing of any Tranche of Term Loans shall not be less than $5,000,000 and, if greater, shall be in an integral multiple of $1,000,000.

          (b) The aggregate principal amount of each Borrowing of Working Capital Loans shall be not less than $1,000,000 and, if greater, shall be in an integral multiple of $500,000, except that Mandatory Borrowings shall be made in the amounts required by Section 1.01(e).

          (c) The aggregate principal amount of each Borrowing of Swingline Loans shall be not less than $250,000 and, if greater, shall be in an integral multiple of $50,000.

          (d) More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans.

          1.03 Notice of Borrowing. (a) Whenever a Borrower desires to make a Borrowing of Loans hereunder (excluding Borrowings of Swingline Loans and Mandatory Borrowings), it shall give the Agent at its Notice Office at least one Business Day's prior notice of each Base Rate Loan and at least three Business Days' prior notice of each Eurodollar Loan to be made hereunder; provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day. Each such notice (each a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by the respective Borrower in the form of Exhibit A, appropriately completed to specify the name of such Borrower, the aggregate principal amount of the Loans to be made pursuant to such Borrowing, the date of such Borrowing (which shall be a Business Day), whether the Loans being made pursuant to such Borrowing shall constitute A Term Loans, B Term Loans or Working Capital Loans and whether the Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Agent shall promptly give each Bank which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

          (b) (i) Whenever Containers or Plastics desires to make a Borrowing of Swingline Loans hereunder, it shall give BTCo not later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be made, written notice or telephonic notice promptly confirmed in writing of each


Swingline Loan to be made hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business
Day) and (B) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.

          (ii) Without in any way limiting the obligation of Containers or Plastics to confirm in writing any telephonic notice of such Borrowing of Swingline Loans, BTCo may act without liability upon the basis of telephonic notice of such Borrowing, believed by BTCo in good faith to be from the President, a Vice President, the Treasurer or an Assistant Treasurer of such Borrower (or any other officer or employee of such Borrower designated in writing to BTCo by the President, a Vice President, the Treasurer or an Assistant Treasurer of such Borrower so authorized to give such notices under this Agreement) prior to receipt of written confirmation. In each such case, each of Containers and Plastics hereby waives the right to dispute BTCo's record of the terms of such telephonic notice of such Borrowing of Swingline Loans.

          (iii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(e), with Containers and Plastics irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in Section 1.01(e).

          1.04 Disbursement of Funds. Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 3:00 P.M. (New York time) on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 12:00 Noon (New York time) on the date specified in
Section 1.01(e)), each Bank with a Commitment of the respective Tranche will make available its pro rata portion of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, BTCo shall make available the full amount thereof). All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Agent, and the Agent will make available to the relevant Borrower at the Payment Office the aggregate of the amounts so made available by the Banks. Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent such Bank's portion of any Borrowing to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing and the Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the relevant Borrower and such Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Bank or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to such Borrower until the date such cor-responding amount is recovered by the Agent, at a rate per annum equal to (i) if recovered from such Bank, at the overnight Federal Funds Rate and (ii) if recovered from such Borrower, the rate of interest applicable to the respec-tive Borrowing, as determined pursuant to Section 1.08. Nothing in this
Section 1.04 shall be deemed to relieve any Bank from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Loans here-under.

          1.05 Notes. (a) Each Borrower's obligation to pay the principal of, and interest on, all the Loans made by each Bank to such Borrower shall be evidenced (i) if A Term Loans, by a promissory note duly executed and delivered by Silgan substantially in the form of Exhibit B-1 (each, an "A Term Note" and, collectively, the "A Term Notes"), (ii) if B Term Loans, by a promissory note duly executed and delivered by Silgan substantially in the form of Exhibit B-2 (each, a "B Term Note" and, collectively, the "B Term Notes"), (iii) if Working Capital Loans, by promissory notes duly executed and delivered by each of Containers and Plastics substantially in the form of Exhibit B-3 (each, a "Working Capital Note" and, collectively, the "Working Capital Notes") and (iv) if Swingline Loans, by promissory notes duly executed and delivered by each of Containers and Plastics to BTCo substantially in the form of Exhibit B-4 (each, a "Swingline Note and, collectively the Swingline Notes"), in each case with blanks appropriately completed in conformity herewith.

          (b) The A Term Note issued by Silgan to each Bank with an A Term Loan Commitment shall (i) be payable to the order of such Bank and be dated the Initial Borrowing Date, (ii) be in a stated principal amount equal to the principal amount of A Term Loans made by such Bank on the Initial Borrowing Date and payable in the outstanding principal amount of A Term Loans evidenced thereby, (iii) mature on the A Term Loan Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 1.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby,
(v) be subject to mandatory repayment as provided in Section 4.02 and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

          (c) The B Term Note issued by Silgan to each Bank with a B Term Loan Commitment shall (i) be payable to the order of such Bank and be dated the Initial Borrowing Date, (ii) be in a stated principal amount equal to the principal amount of the B Term Loans made by such Bank on the Initial Borrowing Date and payable in the principal amount of the B Term Loans evidenced thereby, (iii) mature on the B Term Loan Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 1.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby,
(v) be subject to mandatory repayment as provided in Section 4.02 and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

          (d) The Working Capital Note issued by each of Containers and Plastics to each Bank with a Working Capital Commitment shall (i) be payable to the order of such Bank and be dated the Initial Borrowing Date, (ii) be in a stated principal amount equal to the Working Capital Commitment of such Bank and be payable in the outstanding principal amount of the Working Capital Loans evidenced thereby, (iii) mature on the Working Capital Loan Maturity Date, (iv) bear interest as provided in the appropriate clause of
Section 1.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (v) be subject to mandatory repayment as provided in Section 4.02 and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

          (e) The Swingline Note issued by each of Containers and Plastics to BTCo shall (i) be payable to the order of BTCo and be dated the Initial Borrowing Date, (ii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of Swingline Loans evidenced thereby, (iii) mature on the Swingline Expiry Date,
(iv) bear interest as provided in the appropriate clause of Section 1.08 in the case of the Base Rate Loans evidenced thereby and (v) be entitled to the benefits of this Agreement and the other Credit Documents.

          (f) Each Bank will note on its internal records the amount of each Loan made by it and each payment and conversion in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the respective Borrower's obligations in respect of such Loans.

          1.06 Conversions. Each Borrower shall have the option to convert, on any Business Day occurring on or after the earlier of (x) the 90th day after the Initial Borrowing Date and (y) the Syndication Date, all or a portion equal to at least $5,000,000 (and, if greater, in an integral multiple of $1,000,000) in the case of a Borrowing of any Tranche of Term Loans and equal to at least $1,000,000 (and, if greater, in an integral multiple of $500,000) in the case of a Borrowing of Working Capital Loans of the outstanding principal amount of such Loans made to such Borrower pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than $5,000,000 in the case of a Borrowing of any Tranche of Term Loans and to less than $1,000,000 in the case of a Borrowing of Working Capital Loans,
(ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion,
(iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings than is permitted under Section 1.02 and (iv) Swingline Loans may not be converted pursuant to this Section 1.06. Each conversion pursuant to this Section 1.06 shall be effected by the respective Borrower by giving the Agent at its Notice Office prior to 12:00 Noon (New York time) at least three Business Days' prior notice (each a "Notice of Conversion") specifying the Loans to be so converted, the Borrowing(s) pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion the proceeds thereof will be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

          1.07 Pro Rata Borrowings. All Borrowings of A Term Loans, B Term Loans and Working Capital Loans under this Agreement shall be incurred from the Banks pro rata on the basis of their A Term Loan Commitments, B Term Loan Commitments or Working Capital Commitments, as the case may be. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to make its Loans hereunder.

          1.08 Interest. (a) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan made to such Borrower hereunder from the date the proceeds thereof are made available to such Borrower until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time.

          (b) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan made to such Borrower from the date the proceeds thereof are made available to such Borrower until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.

          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the greater of (x) 2% per annum in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time and (y) the rate which is 2% in excess of the rate then borne by such Loans, in each case with such interest to be payable on demand.

          (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) Upon each Interest Determination Date, the Agent shall determine the interest rate for the Eurodollar Loans for which such determination is being made and shall promptly notify the respective Borrower and the respective Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.09 Interest Periods. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such a Borrowing of Eurodollar Loans (in the case of subsequent Interest Periods), the respective Borrower shall have the right to elect, by giving the Agent notice thereof, the interest period (each an "Interest Period") applicable to such Borrowing, which Interest Period shall, at the option of such Borrower, be either a one, two, three or six month period, provided that:

          (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

          (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

          (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

          (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (v) no Interest Period may be selected at any time when an Event of Default is then in existence;

          (vi) no Interest Period in respect of any Borrowing of A Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of A Term Loans will be required to be made under Section 4.02(c) if the aggregate principal amount of A Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of A Term Loans then outstanding less the aggregate amount of such required repayment; and

          (vii) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans.

          If upon the expiration of any Interest Period applicable to a Bor-rowing of Eurodollar Loans, the relevant Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, such Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10 Increased Costs, Illegality, etc. (a) In the event that any Bank shall have determined (which determination shall, absent manifest error,


be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agent):

          (i) on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

          (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Bank of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Bank pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances since the Effective Date affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market; or

          (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Bank in good faith with any governmental request (whether or not having the force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent, in the case of clause
(i) above) shall on such date give notice (by telephone confirmed in writing) to the respective Borrowers and, except in the case of clause (i) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause
(i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the respective Borrowers and the respective Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by any Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (y) in the case of clause (ii) above, the respective Borrower agrees to pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice in reasonable detail as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the respective Borrower by such Bank in good faith shall, absent manifest error, be final and conclusive and binding upon all the parties hereto) and (z) in the case of clause (iii) above, take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a) (ii) or (iii), the respective Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10 (a)(iii) shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing or a conversion, cancel said


Borrowing or conversion by giving the Agent telephonic notice (confirmed in writing) thereof on the same date that such Borrower was notified by the Bank or the Agent pursuant to Section 1.10(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to the Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan; provided, that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c) If at any time after the Effective Date any Bank determines that the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law and including, without limitation, those announced or published prior to the Effective Date) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank or any such corporation controlling such Bank based on the existence of such Bank's Commitments hereunder or its obligations hereunder, then the Borrowers jointly and severally agree to pay to any such Bank, upon such Bank's written demand therefor, such additional amounts as shall be required to compensate such Bank or such other corporation for the increased cost to such Bank or such other corporation or the reduction in the rate of return to such Bank or such other corporation as a result of such increase of capital. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided, that such Bank's determination of compensa-tion owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this
Section 1.10(c), will give prompt written notice thereof to the respective Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the respective Borrowers' obligations to pay additional amounts pursuant to this Section 1.10(c).

          1.11 Compensation. Each Borrower agrees to compensate each Bank, upon such Bank's written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion given by such Borrower (whether or not withdrawn by the respective Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.02 or as a result of an acceleration of Loans pursuant to Section 9) or conversion of any of such Borrower's Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of such Borrower's Eurodollar Loans is not made on any date specified in a notice of prepayment given by such Borrower; or (iv) as a consequence of
(x) any other default by such Borrower to repay its Loans when required by the terms of this Agreement or the respective Notes or (y) an election made, or action required to be taken, by such Borrower pursuant to Section 1.10(b).

          1.12 Change of Applicable Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to such Bank, it will, if requested by the applicable Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event; provided, that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of any Borrower or the right of any Bank provided in Sections 1.10, 2.06 and 4.04.

          1.13 Replacement of Banks. (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Bank which results in such Bank charging to any Borrower increased costs in excess of those being generally charged by the other Banks or (y) in the case of a refusal by a Bank to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Banks as provided in Section 12.12(b), Silgan shall have the right, if no Default or Event of Default then exists, to replace such Bank (the "Replaced Bank") with one or more other Eligible Transferee or Transferees (collectively, the "Replacement Bank") acceptable to the Agent; provided, that:

          (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement
     Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 and (y) BTCo an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank; and

          (ii) all obligations of the respective Borrowers owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the appropriate Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Bank.

          Section 2.  Letters of Credit.

          2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, either of Containers or Plastics may request that BTCo in its individual capacity issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the Working Capital Loan Maturity Date, for the account of Containers or Plastics, as the case may be, an irrevocable standby letter of credit in a form customarily used by BTCo, or in such other form as has been approved by BTCo (each such letter of credit issued pursuant to this Section 2.01(a), and each letter of credit described in the next sentence of this Section 2.01(a), a "Letter of Credit") in support of such obligations of Containers, Plastics or any of their Subsidiaries as may be requested by Containers or Plastics, as the case may be. It is hereby acknowledged and agreed that each of the letters of credit described in Schedule II (the "Existing Letters of Credit"), which were issued by BTCo under the Existing Credit Agreement and remain outstanding on the Initial Borrowing Date, shall constitute a "Letter of Credit" for all purposes of this Agreement. In addition, BTCo shall not be obligated to issue any Letter of Credit at a time when a Bank Default exists unless BTCo has entered into arrangements satisfactory to it and Containers or Plastics, as the case may be, to eliminate BTCo's risk with respect to the Bank which is the subject of the Bank Default, including by cash collateralizing such Bank's Percentage of the Letter of Credit Outstandings.

          (b) BTCo hereby agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the Working Capital Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of Containers or Plastics, as the case may be, one or more Letters of Credit; provided, that BTCo shall be under no obligation to issue any Letter of Credit if at the time of such issuance:

          (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain BTCo from issuing such Letter of Credit or any requirement of law applicable to BTCo or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over BTCo shall prohibit, or request that BTCo refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon BTCo with respect to such Letter of Credit any restriction or reserve or capital requirement (for which BTCo is not otherwise compen-sated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to BTCo as of the Effective Date and which BTCo in good faith deems material to it; or

          (ii) BTCo shall have received notice from the Required Banks prior to the issuance of such Letter of Credit of the type described in the penultimate sentence of Section 2.03(b).

          (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed the lesser of (x) $15,000,000 and (y) when added to the aggregate principal amount of all Working Capital Loans and Swingline Loans then outstanding, an amount equal to the Total Working Capital Commitment at such time (after giving effect to any reductions to the Total Working Capital Commitment on such date), (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to (x) the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time and (y) the aggregate principal amount of all Working Capital Loans and Swingline Loans then outstanding, would exceed an amount equal to the Borrowing Base at such time, and (iii) each Letter of Credit shall by its terms terminate on or before the earlier of (x) one year after the date of issuance thereof (although any such Letter of Credit may be extendable for successive periods up to one year, but not beyond the Working Capital Loan Maturity Date, on terms acceptable to BTCo) and (y) the Working Capital Loan Maturity Date.

          2.02 Minimum Stated Amount. The Stated Amount of each Letter of Credit shall be not less than $100,000 or such lesser amount as is acceptable to BTCo.

          2.03 Letter of Credit Requests. (a) Whenever Containers or Plastics desires that a Letter of Credit be issued for its account, Containers or Plastics, as the case may be, shall give the Agent and BTCo at least two Business Days' prior written notice thereof. Each notice shall be in the form of Exhibit C (each a "Letter of Credit Request"). The Agent shall promptly transmit copies of each Letter of Credit Request to each Bank.

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by Containers or Plastics, as the case may be, that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c). Unless BTCo has received notice from the Required Banks before it issues a Letter of Credit that one or more of the conditions specified in Section 5 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c), then BTCo may issue the requested Letter of Credit for the account of Containers or Plastics, as the case may be, in accordance with BTCo's usual and customary practices. Upon its issuance of, or its entering into any amendment with respect to, any Letter of Credit, BTCo shall promptly notify the Agent and each Bank of such issuance or amendment and deliver to the Agent and each Bank, a copy of the Letter of Credit actually issued or amended, as the case may be.

          2.04 Letter of Credit Participations. (a) Immediately upon the issuance by BTCo of any Letter of Credit (or upon the Initial Borrowing Date in the case of the Existing Letters of Credit), BTCo shall be deemed to have sold to each Bank with a Working Capital Commitment, other than BTCo (each such Bank, in its capacity under this Section 2.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased from BTCo, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of Containers or Plastics, as the case may be, under this Agreement with respect thereto, in the respective Letter of Credit Fees payable with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Working Capital Commitments of the Banks pursuant to Section 12.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new Percentages of the assignor and assignee Bank.

          (b) In determining whether to pay under any Letter of Credit, BTCo shall not have any obligation relative to the Participants therein other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by BTCo under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for BTCo any resulting liability to Containers, Plastics, any Participant or any other Bank.

          (c) In the event that BTCo makes any payment under any Letter of Credit and Containers or Plastics, as the case may be, shall not have reimbursed such amount in full to BTCo pursuant to Section 2.05(a), BTCo shall promptly notify the Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of BTCo, the amount of such Participant's Percentage of such unreimbursed payment in Dollars and in same day funds. If the Agent so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Agent for the account of BTCo such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Agent for the account of BTCo, such Participant agrees to pay to the Agent for the account of BTCo, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of BTCo at the overnight Federal Funds Rate. The failure of any Participant to make available to the Agent for the account of BTCo its Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of BTCo its Percentage of any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of BTCo such other Participant's Percentage of any such payment.

           (d) Whenever BTCo receives a payment of a reimbursement obligation as to which the Agent has received for the account of BTCo any payments from the respective Participants pursuant to clause (c) above, BTCo shall pay to the Agent and the Agent shall promptly pay to each such Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

          (e) Upon the request of any Participant, BTCo shall furnish to such Bank copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

          (f) The obligations of the respective Participants to make payments to the Agent for the account of BTCo with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

          (ii) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, BTCo, any Bank, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Borrower and the beneficiary named in any such Letter of Credit);

          (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or in-accurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v)  the occurrence of any Default or Event of Default.

          2.05 Agreement to Repay Letter of Credit Drawings. (a) Each of Containers and Plastics hereby agrees to reimburse BTCo, by making payment to the Agent in immediately available funds at the Payment Office, for any pay-ment or disbursement made by BTCo under any Letter of Credit issued for its account (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date of, such payment or disbursement with interest on the amount so paid or disbursed by BTCo, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date BTCo was reimbursed therefor at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin in respect of Working Capital Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the first Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by BTCo (and until reimbursed by Containers or Plastics, as the case may be) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin in respect of Working Capital Loans plus 2%, in each such case, with such interest to be payable on demand.



          (b)  The obligations of Containers and Plastics under this Section
2.05 to reimburse BTCo with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Containers or Plastics may have or have had against any Bank (including in such Bank's capacity as issuer of the Letter of Credit or as a Participant with respect thereto), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that Containers and Plastics shall not be obligated to reimburse BTCo for any wrongful payment made by BTCo under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of BTCo.

          2.06 Increased Costs. If at any time after the Effective Date, the introduction of or any change in applicable law, rule or regulation, guideline or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by BTCo or any Participant with any request or directive by any such authority (whether or not having the force of law), or any change in generally accepted accounting principles, shall either
(i) impose, modify or deem applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by BTCo or participated in by any Participant, or (ii) impose on BTCo or any Participant any other conditions relating, directly or indirectly, to this Agreement or any respective Letter of Credit, and the result of any of the foregoing is to increase the cost to BTCo or any Participant of issuing, maintaining or participating in any such Letter of Credit, or reduce the amount of any sum received or receivable by BTCo or any Participant hereunder, then, upon demand to Containers or Plastics by BTCo or such Participant (a copy of which notice shall be sent by BTCo or such Participant to the Agent), Containers or Plastics, as the case may be, shall pay to BTCo or such Participant the additional amount or amounts as will compensate BTCo or such Participant for such increased cost or reduction together with interest on each such amount from the date demanded until payment in full thereof at the Base Rate in effect from time to time plus the then Applicable Margin in respect of Working Capital Loans plus 2%. A certificate submitted to Containers or Plastics by BTCo or such Participant, as the case may be (a copy of which certificate shall be sent by BTCo or such Participant to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate BTCo or such Participant as aforesaid, shall be conclusive and binding on Containers or Plastics, as the case may be, absent manifest error, as to the amount thereof.

          Section 3.  Fees; Commitments; Reductions of Commitments.

          3.01 Fees. (a) Silgan agrees to pay to the Agent for distribution to each Bank with a Term Loan Commitment, a commitment commission (the "Term Loan Commitment Commission") for the period from the Effective Date to but excluding the date on which the Total Term Loan Commitment shall have been terminated, computed at a rate equal to 1/2 of 1% per annum on the daily average Term Loan Commitments of such Bank. Accrued Term Loan Commitment Commission shall be due and payable on the Initial Borrowing Date or, if earlier, on the date on which the Total Term Loan Commitment shall have been terminated.

          (b) Each of Containers and Plastics jointly and severally agrees to pay to the Agent for distribution to each Bank with a Working Capital Commitment a commitment commission (the "Working Capital Commitment Commission") for the period from the Effective Date to but excluding the Working Capital Loan Maturity Date (or such earlier date as the Total Working Capital Commitment shall have been terminated), computed at a rate equal to 1/2 of 1% per annum on the daily average Unutilized Working Capital Commitment of such Bank. Accrued Working Capital Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Working Capital Loan Maturity Date or upon such earlier date as the Total Working Capital Commitment shall have been terminated.

          (c) Each of Containers and Plastics jointly and severally agrees to pay to the Agent for proportionate distribution to each Bank with a Working Capital Commitment (based upon their respective Percentages) a fee in respect of each Letter of Credit issued hereunder (the "Letter of Credit Fee") for the period from and including the date of issuance of such Letter of Credit (or, in the case of the Existing Letters of Credit, from the Initial Borrowing Date) to and including the termination of such Letter of Credit, computed at a rate per annum of 3% on the daily average Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day after the termination of the Total Working Capital Commitment upon which no Letters of Credit remain outstanding.

          (d) Each of Containers and Plastics jointly and severally agrees to pay to the Agent, for the account of BTCo, a facing fee in respect of each Letter of Credit issued by BTCo for the account of Containers or Plastics (the "Facing Fee"), computed at a rate of 1/4 of 1% per annum on the daily average Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day after the termination of the Total Working Capital Commitment upon which no Letters of Credit remain outstanding.

          (e) Each of Containers and Plastics jointly and severally agrees to pay to the Agent, for the account of BTCo, in respect of each Letter of Credit issued for the account of such Borrower, such amount or amounts as BTCo customarily charges as processing fees for issuing, amending and paying on letters of credit.

          (f) The Borrowers jointly and severally agree to pay to the Agent and the Co-Agent, for their own accounts, such fees as may be agreed to from time to time between the Borrowers and the Agent and Co-Agent.

          3.02 Voluntary Termination of Working Capital Commitments. Upon at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) by any Borrower to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), any Borrower shall have the right, with out premium or penalty, to terminate the Total Unutilized Working Capital Commitment, in whole or, if in part, in integral multiples of $1,000,000, provided, that each such reduction shall apply proportionately to permanently reduce the Working Capital Commitment of each Bank.

          3.03 Mandatory Reduction or Termination of Commitments. (a) The Total Commitment (and the A Term Loan Commitment, the B Term Loan Commitment and the Working Capital Commitment of each Bank) shall terminate on December 31, 1993 unless the Initial Borrowing Date has occurred on or prior to such date.

          (b)(i) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total A Term Loan Commitment (and the A Term Loan Commitment of each Bank) shall (x) terminate in its entirety on the Initial Borrowing Date (after giving effect to the making of the A Term Loans on such date) and (y) prior to the termination of the Total A Term Loan Commitment as provided in clause (x) above, be reduced from time to time to the extent required by Section 4.02.

          (ii) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total B Term Loan Commitment (and the B Term Loan Commitment of each Bank) shall (x) terminate in its entirety on the Initial Borrowing Date (after giving effect to the making of the B Term Loans on such date) and (y) prior to the termination of the Total B Term Loan Commitment as provided in clause (y) above, be reduced from time to time to the extent required by Section 4.02.

           (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Working Capital Commitment (and the Working Capital Commitment of each Bank) shall terminate in its entirety on the Working Capital Loan Maturity Date.

          (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each date after the Initial Borrowing Date upon which a mandatory repayment of Term Loans pursuant to Section 4.02(e),
(f), (g), (h) and/or (j) is required (and exceeds in amount the aggregate principal of Term Loans then outstanding) or would be required if Term Loans were then outstanding, the Total Working Capital Commitment shall be permanently reduced by the amount, if any, by which the amount of such required repayment (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the aggregate principal amount of Term Loans then outstanding.

          (e) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Working Capital Commitment shall be permanently reduced at the time of any voluntary prepayment of B Term Loans made pursuant to Section 4.01 in an amount which equals the Total Working Capital Commitment at such time multiplied by a fraction the numerator of which is the principal amount of B Term Loans so prepaid and the denominator of which is the total principal amount of B Term Loans then outstanding (immediately before giving effect to such prepayment).

          (f) Each reduction to the Total A Term Loan Commitment, the Total B Term Loan Commitment and the Total Working Capital Commitment pursuant to this Section 3.03 shall be applied proportionately to reduce the A Term Loan Commitment, the B Term Loan Commitment or the Working Capital Commitment, as the case may be, of each Bank with such a Commitment.

          Section 4. Prepayments; Payments; Commitment and Available Amount Reductions.

          4.01 Voluntary Prepayments. Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Agent at its Notice Office (x) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of Swingline Loans provided such notice is given prior to 3:00 P.M. (New York time) on such Business Day) and (y) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, whether A Term Loans, B Term Loans, Working Capital Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Agent shall promptly transmit to each of the Banks; (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 (or $250,000 in the case of Swingline Loans); provided, that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $5,000,000 in the case of a Borrowing of any Tranche of Term Loans or $1,000,000 in the case of a Borrowing of Working Capital Loans, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect; (iii) prepayments of Eurodollar Loans made pursuant to this Section 4.01 may only be made on the last day of an Interest Period applicable thereto; (iv) prepayments of B Term Loans pursuant to this Section 4.01 may only be made after all A Term Loans have been repaid in full; (v) each prepayment in respect of any Tranche of Loans made pursuant to a Borrowing shall be applied pro rata among such Tranche of Loans and (vi) each voluntary prepayment of B Term Loans shall be accompanied by a reduction to the Total Working Capital Commitment as provided in Section 3.03(e).



          4.02 Mandatory Prepayments; Commitment and Available Amount Reductions. (a) If any Borrowing Base Certificate delivered pursuant to
Section 7.01(i) shall disclose the existence of a Borrowing Base Deficiency, Containers and/or Plastics shall, on the day the delivery of such Borrowing Base Certificate is required by Section 7.01(i), prepay a principal amount of outstanding Swingline Loans in such amounts as are needed to eliminate the Borrowing Base Deficiency. To the extent that a Borrowing Base Deficiency continues to exist after repayment in full of all outstanding Swingline Loans, Containers and/or Plastics shall prepay the principal of Working Capital Loans in an amount equal to such remaining Borrowing Base Deficiency and, to the extent such Borrowing Base Deficiency exceeds the principal amount of then outstanding Working Capital Loans, pay an amount of cash or Cash Equivalents equal to such remaining Borrowing Base Deficiency (up to a maximum amount equal to the Letter of Credit Outstandings at such time) to the Agent at the Payment Office, such cash or Cash Equivalents to be held as security for all obligations of Containers and Plastics hereunder in a cash collateral account (the "Cash Collateral Account") established and maintained by the Agent; provided, that such amounts shall, so long as no Default or Event of Default then exists, be released to Containers or Plastics, as the case may be, from time to time to the extent in excess of the Borrowing Base Deficiency.

          (b) On any day on which the sum of the aggregate outstanding principal amount of Working Capital Loans, Swingline Loans and the Letter of Credit Outstandings exceeds the Total Working Capital Commitment as then in effect, Containers and/or Plastics shall prepay on such day principal of Swingline Loans and, after the Swingline Loans have been repaid in full, Working Capital Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Working Capital Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Working Capital Commitment as then in effect, Containers and/or Plastics shall pay to the Agent at the Payment Office on such day an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of Containers and Plastics hereunder in the Cash Collateral Account; provided, that such amounts shall, so long as no Default or Event of Default then exists, be released to Containers or Plastics, as the case may be, from time to time in the amount by which the Total Working Capital Commitment as then in effect equals or exceeds the sum of the aggregate outstanding principal amount of Working Capital Loans, Swingline Loans and the Letter of Credit Outstandings at such time.

          (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, Silgan shall be required to repay that principal amount of A Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced in amount as provided in Section 4.01 and Section 4.02(i), an "A Term Loan Scheduled Repayment," and each such date, an "A Term Loan Scheduled Repayment Date"):

             A Term Loan
             Scheduled Repayment Date                  Amount
             ------------------------                  ------

             September 30, 1994                      $ 5,000,000
             December 31, 1994                       $15,000,000
             September 30, 1995                      $ 5,000,000
             December 31, 1995                       $15,000,000
             September 15, 1996                      $20,000,000

          (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, Silgan shall be required to repay in full on the B Term Loan Maturity Date the principal amount of all B Term Loans then outstanding.



          (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to 75% of Excess Cash Flow for the relevant Excess Cash Payment Period shall be applied as required by Section 4.02(i).

          (f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date of any sale of assets (excluding sales of inventory in the ordinary course of business and sales of other assets (other than assets constituting Real Property) in the ordinary course of business not in excess of $100,000 per sale) by Silgan or any of its Subsidiaries on or after the Effective Date, and on the date of each sale or issuance of equity by any Subsidiary of Silgan (except sales or issuances of equity to Silgan to the extent that the sale or issuance thereof does not give rise to a repayment of (or an obligation to make an offer to repay) Senior Notes in accordance with the terms of the Senior Note Agreement), an amount equal to 80% of the Net Sale Proceeds from such sale of assets or 100% of the Net Equity Proceeds from such sale or issuance of equity, shall in each case be applied as a mandatory repayment (or, in the case of the Bank Debt, a repayment and/or commitment reduction, together with any prepayments or cash collateralizations required as a result thereof) of the then outstanding Senior Debt, with each Issue of Senior Debt to receive its Share of the amount required to be so applied (except to the extent the holders of the Senior Notes do not require that their full Share be so applied to prepay Senior Notes, in which case the amount of their Share not so applied to prepay Senior Notes shall be applied to the Bank Debt as required below) and with the amount required to repay Bank Debt to be applied as required by the immediately succeeding sentence; provided, however, that to the extent the amount of Net Sale Proceeds from any sale of assets, together with the amount of all prior Net Sale Proceeds realized from such sales of assets by Silgan and any of its Subsidiaries from and after June 29, 1992, equals or is greater than $7,000,000 an amount equal to 100% of such Net Sale Proceeds from such sale shall be applied as a mandatory repayment of Senior Debt in the manner provided in this clause (f). All amounts required to be applied to Bank Debt pursuant to this Section 4.02(f) shall be applied as required by
Section 4.02(i).

          (g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, following any mandatory repayment of Senior Debt required by Section 4.02(f) with respect to which the Shares of the various Issues of Senior Debt have been calculated in accordance with clause (A) of the definition of "Share", on the first date thereafter upon which it is subsequently determined that the amount which will actually be used to mandatorily prepay Senior Notes is less than the Share applicable thereto (whether because the holders of the Senior Notes elected not to receive such prepayment, or otherwise), then the amount which will not be so used to mandatorily prepay the Senior Notes shall instead be applied to Bank Debt on the same basis as is required by the last sentence of Section 4.02(f).

          (h) Upon receipt thereof by Silgan or Holdings, an amount equal to 50% of the Net Equity Proceeds of any sale of equity by Silgan (except sales of equity to Holdings) or Holdings (except sales of equity referred to in
Section 5.01(f)) shall be applied by Silgan in accordance with Section
4.02(i).

          (i) Any amount required to be applied pursuant to this Section 4.02(i) shall be applied by Silgan (i) first, as a mandatory repayment of the then outstanding principal amount of Term Loans (or, if prior to the Initial Borrowing Date, as a mandatory reduction to the Total Term Loan Commitment) and (ii) second, to the extent in excess of the amount required to be applied pursuant to preceding clause (i), such amount shall be applied to reduce the Total Working Capital Commitment. The amount to be applied to repay principal of Term Loans (or, if prior to the Initial Borrowing Date, as a mandatory reduction to the Total Term Loan Commitment) as required by this
Section 4.02(i) shall be applied pro rata to each Tranche of Term Loans (with each Tranche of Terms Loans to be allocated that percentage of the amount to be applied as is equal to a fraction (expressed as a percentage) the numerator of which is the then outstanding principal amount of such Tranche of Term Loans (or, if prior to the Initial Borrowing Date, the Total A Term Loan Commitment or the Total B Term Loan Commitment, as the case may be, as then in effect) and the denominator of which is equal to the then outstanding principal amount of all Term Loans (or, if prior to the Initial Borrowing Date, the Total Term Loan Commitment as then in effect). The amount of each principal repayment of A Term Loans (or, if prior to the Initial Borrowing Date, the amount of each reduction to the Total A Term Loan Commitment) made as required by this Section 4.02(i) shall be applied to reduce the then remaining A Term Loan Scheduled Repayments on a pro rata basis (after giving effect to all prior reductions thereto).

          (j) If as a result of any Change of Control Silgan repurchases less than 25% of the aggregate principal amount of Senior Notes then outstanding pursuant to the terms of the Senior Note Agreement, Silgan shall, on the date or dates that it is required to repurchase such Senior Notes, apply as a mandatory repayment (or a repayment and/or commitment reduction, together with any repayments or cash collateralizations required as a result thereof) of then outstanding Bank Debt an amount equal to the aggregate amount so applied to repurchase Senior Notes multiplied by a fraction the numerator of which is the Bank Debt Amount immediately before giving effect to such repayment and the denominator of which is the aggregate principal amount of outstanding Senior Notes immediately before giving effect to the respective repurchase of Senior Notes on such date. All amounts so required to be applied to repay Bank Debt shall be applied as provided in Section 4.02(i).

          (k) With respect to each repayment of any Tranche of Loans required by this Section 4.02, the respective Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, provided that:
(i) repayments of Eurodollar Loans made pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all such Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $5,000,000 (or $1,000,000 in the case of a Borrowing of Working Capital Loans) such Borrowing shall immediately be converted into Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the respective Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion.

          (l) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans.

          4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Agent for the account of the Bank or Banks entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

          4.04 Net Payments. (a) All payments made by each Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the immediately succeeding sentence, any tax imposed on or measured by the net income or profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). If any amounts are payable in respect of Taxes pursuant to the preceding sentence, then such Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or profits of such Bank pursuant to the laws of the jurisdiction in which it is organized or in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction and for any withholding of income or similar taxes imposed by the United States as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. If any Taxes are so levied or imposed, such Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. Each Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower. Each Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

          (b) Each Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States Federal income tax purposes agrees (i) in the case of any such Bank that is a "bank" within the meaning of Section 881(c)(3)(A) of the Code and which constitutes a Bank hereunder on the Initial Borrowing Date, to provide to each Borrower and the Agent on or prior to the Initial Borrowing Date two original signed copies of Internal Revenue Service Form 4224 or Form 1001 certifying to such Bank's entitlement to an exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) in the case of any such Bank that is a "bank" within the meaning of Section 881(c)(3)(A) of the Code, that, to the extent legally entitled to do so, (x) with respect to a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), upon the date of such assignment or transfer to such Bank, and (y) with respect to any such Bank, from time to time upon the reasonable written request of any Borrower or the Agent after the Initial Borrowing Date, such Bank will provide to such Borrower and the Agent two original signed copies of Internal Revenue Service Form 4224 or Form 1001 (or any successor forms) certifying to such Bank's entitlement to an exemption from, or reduction in, United States withholding tax with respect to payments to be made under this Agreement and under any Note, (iii) in the case of any such Bank (other than a Bank described in clause (i) or (ii) above) which constitutes a Bank hereunder on the Initial Borrowing Date, to provide to such Borrower and the Agent, on or prior to the Initial Borrowing Date (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(iii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8, certifying to such Bank's entitlement at the date of such certificate (assuming compliance by such Borrower with Section 7.12) to an exemption from United States withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and under any Note and (iv) in the case of any such Bank (other than a Bank described in clause (i) or (ii) above), to the extent legally entitled to do so, (x) with respect to a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), upon the date of such assignment or transfer to such Bank, and (y) with respect to any such Bank, from time to time upon the reasonable written request of such Borrower or the Agent after the Initial Borrowing Date, to provide to such Borrower and the Agent such other forms as may be required in order to establish the entitlement of such Bank to an exemption from withholding with respect to payments under this Agreement and under any Note. Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to the immediately succeeding sentence, each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder (without any obligation to pay the respective Bank additional amounts with respect thereto) for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States Federal income tax purposes and which has not provided to such Borrower such forms required to be provided to such Borrower pursuant to the first sentence of this Section 4.04(b). Notwithstanding anything to the contrary contained in the preceding sentence and except as set forth in Section 12.04(b) in the case of subsequent assignees, each Borrower agrees to indemnify each Bank in the manner set forth in Section 4.04(a) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

          Section 5.  Conditions Precedent.

          5.01 Conditions to Loans on the Initial Borrowing Date. The obligation of each Bank to make Loans, and the obligation of BTCo to issue Letters of Credit, in each case on the Initial Borrowing Date is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

          (a) Execution of Agreement; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Agent for the account of each of the Banks the appropriate A Term Note, B Term Note and/or Working Capital Note executed by the appropriate Borrower, and to BTCo the appropriate Swingline Notes executed by the appropriate Borrower, in each case in the amount, maturity and as otherwise provided herein.

          (b) Officer's Certificate. On the Initial Borrowing Date, the Agent shall have received a certificate dated the Initial Borrowing Date signed by the President or any Vice President of Silgan stating that all of the applicable conditions in Sections 5.01(f), (g), (h), (n), (o), and (p), 5.02 and 5.03 have been satisfied on such date.

          (c) Opinions of Counsel. On the Initial Borrowing Date, the Agent shall have received (i) from Winthrop, Stimson, Putnam & Roberts, counsel to the Borrowers, an opinion addressed to the Agent, the Co-Agent and each of the Banks and dated the Initial Borrowing Date covering the matters set forth in Exhibit E and such other matters inci-dent to the transaction contemplated herein as the Agent or Co-Agent may reasonably request and (ii) from local counsel reasonably satisfactory to the Agent and the Co-Agent opinions each of which shall be in form and substance satisfactory to the Agent, the Co-Agent and the Required Banks and shall cover the perfection of the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein as the Agent, the Co-Agent or the Required Banks may reasonably request.

          (d) Corporate Documents; Proceedings. (i) On the Initial Borrowing Date, the Agent shall have received a certificate, dated the


     Initial Borrowing Date, signed by the President or any Vice President of each Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be acceptable to the Agent and the Co-Agent in their reasonable discretion.

          (ii) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents and the Acquisition Documents shall be satisfactory in form and substance to the Agent, the Co-Agent and the Required Banks, and the Agent and the Co-Agent shall have received all information and copies of all documents and papers, includ-ing records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Agent or the Co-Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

          (e) Plans; Shareholders' Agreements; Management Agreements; Debt Agreements. On the Initial Borrowing Date, there shall have been delivered to the Agent true and correct copies, certified as true and complete by an appropriate officer of Silgan of (i) the most recent IRS Form 5500, Schedule B ("Actuarial Information") for each Plan, (ii) all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to its capital stock (collectively, the "Shareholders' Agreements"),
     (iii) all agreements with members of, or with respect to, the management of Holdings or any of its Subsidiaries (collectively, the "Management Agreements") and (iv) all agreements evidencing or relating to Indebtedness of Holdings or any of its Subsidiaries which is to remain outstanding after giving effect to the incurrence of Loans on the Initial Borrowing Date if the aggregate principal amount of the respec-tive Indebtedness exceeds (or upon utilization of any unused commitments may exceed) $100,000 (collectively, the "Debt Agreements"); all of which Shareholders' Agreements, Management Agreements and Debt Agreements shall be in form and substance satisfactory to the Agent, the Co-Agent and the Required Banks and shall be in full force and effect on the Initial Borrowing Date.

          (f) Holdings Common Stock Issuance. On or prior to the Initial Borrowing Date, (x) Holdings shall have received cash proceeds in an aggregate amount of at least $15,000,000 in connection with the issuance by Holdings of its common stock to First Plaza Group Trust (a group trust under and for the benefit of certain pension plans of General Motors Corporation and its Subsidiaries), (y) Holdings shall have contributed all of the proceeds received by it pursuant to the immediately proceeding clause (x) to Silgan, which cash proceeds, when aggregated with the amount available under the Total Term Loan Commitment plus no more than $35,000,000 of Working Capital Loans incurred on the Initial Borrowing Date, shall be sufficient to consummate the Transaction and to pay all fees and expenses owing in connection therewith, and (z) the Banks shall have received true and correct copies of all documents executed and delivered in connection with such issuance, each of which shall be in full force and effect and shall be in form and substance satisfactory to the Agent, the Co-Agent and the Required Banks. In addition, all new owners of the common stock of Holdings and their relative equity interests in Holdings shall be satisfactory to the Agent, the Co-Agent and the Required Banks.

          (g) Repayment and Termination of Commitments under the Existing Credit Agreements. On the Initial Borrowing Date, concurrently with the consummation of the Transaction and the incurrence of Term Loans and


     Working Capital Loans, the total commitments under the Existing Credit Agreement shall have been terminated, and all loans thereunder shall have been repaid in cash in full, together with all accrued interest and fees thereon, all letters of credit (other than the Existing Letters of Credit, if any) issued thereunder shall have been terminated, and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full. The Agent and the Co-Agent shall have received evidence in form, scope and substance satisfactory to them that the matters set forth in this Section 5.01(g) have been satisfied on such date.

          (h) The Acquisition. On or prior to the Initial Borrowing Date, the Banks shall have received true and correct copies of the Acquisition Documents, which Acquisition Documents shall be in form and substance satisfactory to the Agent, the Co-Agent and the Required Banks. Each of the conditions precedent to the consummation of the Acquisition shall have been satisfied and not waived except with the consent of the Agent, the Co-Agent and the Required Banks, to the satisfaction of the Agent, the Co-Agent and the Required Banks. The representations and warranties set forth in the Acquisition Documents shall be true and correct in all material respects as if made on and as of the Initial Borrowing Date.
     On the Initial Borrowing Date, the Acquisition shall have been consummated in accordance with the Acquisition Documents and all applicable laws and Containers shall have entered into the Supply Contract. The assets constituting the Acquired Business shall have been purchased by Containers free and clear of all Liens other than Permitted Liens.

          (i) Guaranties. (i) On the Initial Borrowing Date, Holdings shall have duly authorized, executed and delivered an Amended and Restated Holdings Guaranty in the form of Exhibit G-1 (as modified, supplemented or amended from time to time, the "Holdings Guaranty"), and the Holdings Guaranty shall be in full force and effect.

          (ii) On the Initial Borrowing Date, each of Silgan, Containers, Plastics and DM Can shall have duly authorized, executed and delivered an Amended and Restated Borrowers Guaranty in the form of Exhibit G-2 (as modified, supplemented or amended from time to time, the "Borrowers Guaranty"), and the Borrowers Guaranty shall be in full force and effect.

          (j) Contribution Agreement. On the Initial Borrowing Date, DM Can shall have duly authorized, executed and delivered a counterpart to the Contribution Agreement, whereby DM Can shall become a party to, and bound by all of the terms and conditions of, the Contribution Agreement, and Schedule I to the Contribution Agreement shall be modified to reflect the new payment percentages of the parties thereto in a manner satisfactory to the Agent, the Co-Agent and the Required Banks, and the Contribution Agreement shall be in full force and effect.

          (k) Pledge Agreements. (i) On the Initial Borrowing Date, (i) Silgan shall have duly authorized, executed and delivered an amendment to the Silgan Pledge Agreement in the form of Exhibit H-1, (ii) the Silgan Pledge Agreement, as so amended, shall be in full force and effect, (iii) no filings, recordings, registrations or other actions shall be necessary or desirable to maintain the perfection and priority of the security interests granted pursuant thereto in the Pledge Agreement Collateral covered thereby and (iv) all the Pledged Securities referred to therein then owned by Silgan (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, shall have been delivered to the Collateral Agent, as Pledgee.

          (ii) On the Initial Borrowing Date, (i) Containers, Plastics and DM Can shall have duly authorized, executed and delivered an amendment to the Subsidiaries Pledge Agreement in the form of Exhibit H-2, (ii) the Subsidiaries Pledge Agreement, as so amended, shall be in full force and effect, and DM Can shall have become a party to, and bound by all of the terms and conditions of, the Subsidiaries Pledge Agreement, (iii) no filings, recordings, registrations or other actions shall be necessary or desirable to maintain the perfection and priority of the security interests granted pursuant thereto in the Pledge Agreement Collateral covered thereby and (iv) all the Pledged Securities referred to therein then owned by each such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated stock powers in the case of capital stock constituting Pledged Securities (including, but not limited to, the capital stock of DM Can), shall have been delivered to the Collateral Agent, as Pledgee.

          (iii) On the Initial Borrowing Date, (i) Holdings shall have duly authorized, executed and delivered an amendment to the Holdings Pledge Agreement in the form of Exhibit H-3, (ii) the Holdings Pledge Agreement, as so amended, shall be in full force and effect, (iii) no filings, recordings, registrations or other actions shall be necessary or desirable to maintain the perfection and priority of the security interest granted pursuant thereto in the Pledge Agreement Collateral covered thereby and (iv) all the Pledged Securities referred to therein then owned by Holdings (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, shall have been delivered to the Collateral Agent, as Pledgee.

          (l) Security Agreement. On the Initial Borrowing Date, (i) Containers, Plastics and DM Can shall have duly authorized, executed and delivered an amendment to the Security Agreement in the form of Exhibit I, (ii) the Security Agreement, as so amended, shall be in full force and effect, and DM Can shall have become a party to, and bound by all of the terms and conditions of, the Security Agreement, and (iii) except as provided below in this Section 5.01(l), no filings, recordings, registrations or other actions shall be necessary or desirable to maintain the perfection and priority of the security interest granted pursuant to the Security Agreement in the Security Agreement Collateral covered thereby. On the Initial Borrowing Date, there shall have been delivered to the Collateral Agent the following documents:

               (1) proper Financing Statements (Form UCC-1 or the appropriate equivalent) fully executed for filing under the UCC of each jurisdiction as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement in the Security Agreement Collateral owned by DM Can and, to the extent acquired as part of the Acquisition, Containers;

               (2) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective Financing Statements that name DM Can and the predecessor company that owned such Security Agreement Collateral prior to the consummation of the Acquisition, in each case as debtor and that are filed in the jurisdictions referred to in said clause (a), together with copies of such other Financing Statements (none of which shall cover the Security Agreement Collateral except to the extent evidencing Permitted Liens);

               (3) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement; and



               (4) evidence that all other actions necessary or, in the opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

          (m) Mortgages; Title Insurance; Surveys; etc. (i) On the Initial Borrowing Date, the Collateral Agent shall have received fully executed counterparts of amendments (the "Mortgage Amendments"), in form and substance satisfactory to the Agent and the Co-Agent, to each of the Existing Mortgages, together with evidence that counterparts of each of the Mortgage Amendments have been delivered to the title company insuring the Lien on the Existing Mortgages for recording in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, effectively to maintain a valid and enforceable first priority mortgage lien on the Existing Mortgaged Properties in favor of the Collateral Agent for the benefit of the Secured Creditors; and the Collateral Agent shall have received endorsements to the existing Mortgage Policies assuring the Collateral Agent that each Existing Mortgage is a valid and enforceable first priority mortgage lien on the respective Existing Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances.

          (ii) On the Initial Borrowing Date, the Collateral Agent also shall have received:

               (x) fully executed counterparts of New Mortgages covering such of the Real Property owned or leased by any Borrower or by DM Can as shall be designated as such on Schedule III (each, a "New Mortgaged Property" and, collectively, the "New Mortgaged Properties"), together with evidence that counterparts of the New Mortgages have been delivered to the title insurance company insuring the Lien of the New Mortgages for recording in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, effectively to create a valid and enforceable first priority mortgage Lien (subject to Permitted Encumbrances relating thereto) on each New Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

               (y) Mortgage Policies on each New Mortgaged Property issued by title insurers reasonably satisfactory to the Collateral Agent in amounts satisfactory to the Collateral Agent and assuring the Collateral Agent that the New Mortgages are valid and enforceable first priority mortgage Liens on the respective New Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such Mortgage Policies shall otherwise be in form and substance satisfactory to the Collateral Agent and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent in its discretion may reasonably request, shall not include an exception for mechanics' liens, and shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may request; and

               (z) a survey, in form and substance satisfactory to the Collateral Agent, of each owned New Mortgaged Property, certified by a licensed professional surveyor reasonably satisfactory to the Collateral Agent.

          (n) Adverse Change, etc. (i) On the Initial Borrowing Date, nothing shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known) which the Agent, the Co-Agent or the Required Banks shall determine has, or could have, a material adverse effect on the rights or remedies of the Agent, the Co-Agent or the Banks, or on the ability of any Credit Party to perform its obliga-tions to the Agent, the Co-Agent and the Banks or which has, or could have, a materially adverse effect on the Acquired Business, Del Monte and its Subsidiaries taken as a whole or the business, operations, prop-erty, assets, condition (financial or otherwise) or prospects of any Credit Party or of any Credit Party and its Subsidiaries taken as a whole.

          (ii) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and consents in connection with the Transaction and the transactions contemplated by the Documents and otherwise referred to herein or there-in shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Credit Documents and the Acquisition Documents and otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the Transaction, the transaction contemplated by the Credit Documents and the Acquisition Documents, the making of the Loans or issuance of Letters of Credit.

          (iii) No consents or approvals shall be required to be obtained by Holdings or any of its Subsidiaries from the holders of the Senior Notes, the Senior Discount Debentures or the Senior Subordinated Notes in connection with the consummation of the Transaction, the entering into of this Agreement or any of the other documents referred herein (including, without limitation, the amendments to the Contribution Agreement or any of the Security Documents) and the incurrence of all Loans hereunder.

          (o) Litigation. On the Initial Borrowing Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement or any documentation executed in connection herewith or the transactions contemplated hereby, or with respect to the Transaction or which the Agent, the Co-Agent or the Required Banks shall determine could have a materially adverse effect on the Transaction, the Acquired Business, or on the business, operations, property, assets, condition (financial or otherwise) or prospects of Del Monte and its Subsidiaries taken as a whole, any Credit Party or of any Credit Party and its Subsidiaries taken as a whole.

          (p) Fees, etc. On the Initial Borrowing Date, Holdings and each Borrower shall have paid to the Agent, the Co-Agent and the Banks all costs, fees and expenses (including, without limitation, legal fees and expenses) payable to the Agent, the Co-Agent and the Banks or payable in respect of the Transaction to the extent then due.

          (q) Solvency Certificate; Environmental Analyses. On the Initial Borrowing Date, Silgan shall have delivered to the Agent (i) a solvency certificate in the form of Exhibit J from the chief financial officer of Silgan, dated the Initial Borrowing Date, setting forth the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, Silgan and its Subsidiaries (on a consolidated basis) and each Borrower (on a stand alone basis) is not insolvent and will not be rendered insolvent by the indebtedness in-curred in connection herewith, will not be left with unreasonably small capital with which to engage in their businesses and will not have incurred debts beyond their ability to pay such debts as they mature and become due, and (ii) Phase I environmental assessments from Green Environmental, Inc. covering the Real Property acquired or leased by Containers and DM Can pursuant to the Acquisition, the results of which shall be in form and substance satisfactory to the Agent, the Co-Agent and the Required Banks.



          (r) Notices to Holders of Certain Indebtedness and to the Collateral Agent. (i) On the Initial Borrowing Date, Holdings shall have delivered to the trustee under the indenture governing the terms of the Senior Discount Debentures, notice to the effect that this Agreement (and only this Agreement) constitutes the "Silgan Amended Credit Agreement" (as defined in such indenture), and Holdings shall have taken all other action as may be necessary or, in the opinion of the Agent or the Co-Agent desirable, to ensure that this Agreement is entitled to all the rights and benefits afforded the "Silgan Amended Credit Agreement" under such indenture.

          (ii) On the Initial Borrowing Date, Silgan shall have delivered to the trustee under the indenture governing the terms of the Senior Subordinated Notes, notice to the effect that this Agreement (and only this Agreement) constitutes the "Amended Credit Agreement" (as defined in such indenture), and Silgan shall have taken all other action as may be necessary or, in the opinion of the Agent or the Co-Agent desirable, to ensure that this Agreement is entitled to all the rights and benefits afforded the "Amended Credit Agreement" under such indenture.

          (iii) On the Initial Borrowing Date, Silgan shall have delivered to the purchasers of the Senior Notes, notice to the effect that this Agreement (and only this Agreement) constitutes the "Amended Credit Agreement" (as defined in the Senior Note Agreement), and Silgan shall have taken all other action as may be necessary, or in the opinion of the Agent or the Co-Agent desirable, to ensure that this Agreement is entitled to all the rights and benefits afforded the "Amended Credit Agreement" under the Senior Note Agreement.

          (iv) On the Initial Borrowing Date, each of Holdings and Silgan shall have delivered to the Collateral Agent notice to the effect that the Indebtedness incurred under this Agreement refinances the Indebtedness incurred under the Existing Credit Agreement and that the Indebtedness incurred under this Agreement shall be treated as issued under the "Credit Agreement" (as defined in each of the Security Documents), and shall have taken all other action as may be necessary or, in the opinion of the Agent or the Co-Agent desirable, to ensure that this Agreement is entitled to all the rights and benefits afforded the "Credit Agreement" under each of the Security Documents.

          (v) On the Initial Borrowing Date, Silgan shall have delivered to the Agent and the Co-Agent evidence in form, scope and substance satisfactory to the Agent and the Co-Agent that the matters set forth in this Section 5.01(r) have been satisfied as of such date.

          (s) Consent Letter. On the Initial Borrowing Date, the Agent shall have received a letter from CT Corporation System, presently located at 1633 Broadway, New York, New York 10019, substantially in the form of Exhibit K, indicating its consent to its appointment by each Credit Party as its agent to receive service of process as specified in this Agreement and the other Credit Documents.

          (t) Financial Projections. On or prior to the Initial Borrowing Date, there shall have been delivered to each Bank detailed projected financial statements for Silgan and its Subsidiaries for the period through December 31, 2002 (the "Projections"), which Projections (x) shall reflect the forecasted financial condition and results of operations of Silgan and its Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and (y) shall otherwise be in form and substance satisfactory to the Agent, the Co-Agent and the Required Banks. There are no statements or conclusions in any of the Projections which are based upon or include information known to any Borrower to be misleading in any material respect or should fail to take into account material
     information regarding the matters reported therein.   On the Initial
     Borrowing Date, each Borrower believes that the Projections were reasonable and attainable, it being recognized, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results and that the differences may be material.

          (u) Initial Borrowing Base Certificate and Report of Inventory and Accounts Receivable. On the Initial Borrowing Date, Silgan shall have delivered to the Agent and the Co-Agent the initial Borrowing Base Certificate and the initial report of Inventory and Accounts Receivable meeting the requirements of Section 7.01(i) and, after giving effect to the incurrence of Working Capital Loans and the Letter of Credit Outstandings on the Initial Borrowing Date, no Borrowing Base Deficiency will exist.

          (v) Tax Sharing Agreement. On the Initial Borrowing Date, DM Can shall have duly authorized, executed and delivered a counterpart to the Tax Sharing Agreement whereby DM Can shall have become a party to, and be bound by all of the terms of, the Tax Sharing Agreement, and the Tax Sharing Agreement, as so amended, shall be in full force and effect. On the Initial Borrowing Date, Silgan shall have delivered to the Agent a true and correct copy of the Tax Sharing Agreement as amended through such date, and the Tax Sharing Agreement, as so amended, shall be in form and substance satisfactory to the Agent, the Co-Agent and the Required Banks.

          (w) Insurance. On the Initial Borrowing Date, Silgan shall have delivered to the Agent certificates from the respective insurer with respect to each insurance policy listed in Schedule IV, which certificates shall name the Collateral Agent as an additional insured and/or loss payee and shall state that such insurance shall not be cancelled without 30 days' prior written notice by the respective insurer to the Collateral Agent.

          (x) Intercompany Agency Agreement. On the Initial Borrowing Date, Silgan shall have delivered to the Agent and the Co-Agent a true and correct copy of the Intercompany Agency Agreement, and the Intercompany Agency Agreement shall be in form and substance satisfactory to the Agent, the Co-Agent and the Required Banks, and shall be in full force and effect.

          5.02 Conditions to Working Capital Loans and Letters of Credit on and after the Initial Borrowing Date. The obligation of each Bank to make Working Capital Loans, and of BTCo to make Swingline Loans and to issue Letters of Credit on and after the Initial Borrowing Date is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

          (a) No Borrowing Base Deficiency. On the date of such Credit Event, based on the Borrowing Base Certificate last required to be delivered pursuant to Section 7.01(i) and after giving effect to the occurrence of such Credit Event on such date, no Borrowing Base Deficiency shall be in existence. In addition, on the date of such Credit Event, an authorized officer of the respective Borrower shall have certified that, after giving effect to the occurrence of such Credit Event on such date and after giving effect to any change in the Borrowing Base since the date of the Borrowing Base Certificate last delivered to each Bank, there is no reason to believe that a Borrowing Base Deficiency will exist.

          (b) Additional PCP Acquisition Conditions. At the time of the incurrence of any Working Capital Loans by Containers to consummate the PCP Acquisition, Containers shall have fully complied with the terms and conditions set forth in Sections 7.10 and 8.18.

          5.03 Conditions to All Credit Events. The obligation of each Bank to make any Loans (including, without limitation, Loans of the types described in Sections 5.01 and 5.02), and of BTCo to issue any Letters of Credit, is subject at the time of each such Credit Event, to the satisfaction of the following conditions:

          (a)  No Default.  There shall exist no Default or Event of Default.

          (b) Representations and Warranties. All representations and warranties contained herein and in the other Credit Documents shall be true and correct in all respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event.

          (c) Notice of Borrowing; Letter of Credit Request. The Agent shall have received a Notice of Borrowing with respect to such Borrowing of Loans (excluding Swingline Loans and Mandatory Borrowings) meeting the requirements of Section 1.03(a) or a Letter of Credit Request for such issuance of a Letter of Credit meeting the requirements of Section 2.03, as the case may be. Prior to the making of any Swingline Loans, BTCo shall have received the notice required by Section 1.03(b)(i).

          (d) Subsequent Legal Opinions. If, at the time of any Credit Event subsequent to the Initial Borrowing Date, the Agent, the Co-Agent or the Required Banks shall have reasonably requested same, the Agent shall have received from counsel (who shall be Winthrop, Stimson, Putnam & Roberts or such other counsel reasonably satisfactory to the Agent and the Co-Agent) for the Borrowers an opinion in form and substance satisfactory to the Agent, the Co-Agent and the Required Banks, addressed to the Agent, the Co-Agent and each of the Banks and dated the date of such Credit Event, covering such of the matters set forth in the opinions of counsel required to be delivered pursuant to this Section 5 as the Agent, the Co-Agent or the Required Banks shall specify or such other matters incident to the transactions contemplated herein as the Agent, the Co-Agent or the Required Banks may reasonably request.

          (e) Corporate Proceedings. All corporate and legal proceedings and all instruments and agreements in connection with the transaction contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Agent, the Co-Agent and the Required Banks and the Agent shall have received all information and copies of all documents and papers, including good standing certificates, records of corporate proceedings and governmental approvals, if any, which any such Bank reasonably may have requested in connection therewith, such documents and papers were appropriate to be certified by proper corporate or governmental authorities.

          (f) No Future Advances Notice. Neither the Agent, the Co-Agent nor any Bank shall have received notice from any Credit Party pursuant
     to   443.055 of the Missouri Revised Statutes to the effect that any
     Credit Party elects to terminate the operation of any Mortgage or Additional Security Document, as the case may be, as security for future advances made under this Agreement.

     The acceptance of the benefits of each Credit Event (and the occurrence of the Initial Borrowing Date) shall constitute a representation and warranty by each of the Borrowers to each of the Banks that all the applicable conditions specified in this Section 5 are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Agent at the Agent's Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks and shall be satisfactory in form and substance to the Required Banks.

          Section 6. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit, each of the Borrowers makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on and after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct on and as of the Initial Borrowing Date and on the date of each such Credit Event; provided, that each of Containers and Plastics makes the following representations, warranties and agreements only as to itself and its Subsidiaries:

          6.01 Corporate Status. Each Credit Party and each of its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of any Credit Party or of any Credit Party and its Subsidiaries taken as a whole.

          6.02 Corporate Power and Authority. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Credit Documents and the Acquisition Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Credit Documents and Acquisition Documents. Each Credit Party has duly executed and delivered each of the Credit Documents and the Acquisition Documents to which it is party and each of such Credit Documents and Acquisition Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by equity principles (regardless of whether enforcement is sought in equity or at law).

          6.03 No Violation. Neither the execution, delivery or performance by any Credit Party of any Document to which it is a party, nor compliance by it with any of the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunc-tion or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which such Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of such Credit Party or any of its Subsidiaries.

          6.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and except for any filings of financing statements, mortgages and other documents required by the Security Documents, all of which have been made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

          6.05  Pledge Agreements.  The security interests created in favor of the Collateral Agent for the benefit of the respective Secured Creditors under the Pledge Agreements secure the Secured Obligations and constitute first priority perfected security interests in the respective Pledge Agreement Collateral subject to no Lien of any other Person. No consents, filings or recordings are required in order to perfect, and/or maintain the perfection and priority of, the security interests purported to be created by the Pledge Agreements.

          6.06 Security Agreement; Mortgages; Real Property. (a) The Security Agreement creates, in favor of the Collateral Agent for the benefit of the respective Secured Creditors as security for the Secured Obligations, a valid and enforceable perfected security interest in and Lien on all of the Security Agreement Collateral referred to therein, as may be perfected by the filing of financing statements or by the taking of possession by the Collateral Agent, superior to and prior to the rights and Liens of all third Persons (except that the security interests created by the Security Agreement may be subject to the Permitted Liens on the assets of the respective assignor thereunder and Liens permitted to exist under Section 8.01(i) and
(ii)). Except as have been obtained or made, no consents, filings or recordings are required to maintain the perfection and priority of the security interests purported to be created by the Security Agreement. At the time of the granting of any security interests pursuant to the Security Agreement, the respective assignor thereunder shall have good and marketable title to all Security Agreement Collateral referred to therein free and clear of all Liens except those described above in this Section 6.06.

          (b) The Mortgages (as amended by the Mortgage Amendments, and including the New Mortgages) create, as security for the Secured Obligations, a valid and enforceable perfected security interest in and Lien on all of the respective Mortgaged Properties, in favor of the Collateral Agent for the benefit of the respective Secured Creditors, superior to and prior to the rights and Liens of all third persons (except that the security interests created by the Mortgages may be subject to the respective Permitted Encum-brances and Liens permitted to exist under Section 8.01(i), (ii) and (vii)). No consents, filings or recordings are required to maintain the perfection and priority of the security interests purported to be created by the Mortgages, except for the filings and recordings of the Mortgage Amendments and the New Mortgages. At the time of the granting of any Mortgage, the respective mortgagor shall have good and marketable title (subject to the respective Permitted Encumbrances) to all Mortgaged Properties covered thereby, free and clear of Liens except those described in the preceding sentence. Schedule III sets forth all Real Property owned and leased (beneficially or otherwise) by each Credit Party (all as indicated therein).

          (c) The Additional Security Documents, after the execution and delivery thereof, will create, in favor of the Collateral Agent for the benefit of the respective Secured Creditors, as security for the Secured Obligations, a valid and enforceable perfected security interest in and Lien on all of the Additional Collateral, superior to and prior to the rights and Liens of all third Persons (except that the security interests created by the Additional Security Documents may be subject to such Liens as are existing on the date of execution of such Additional Security Documents and permitted under Section 8.01). The respective Credit Party will have good and marketable title to the respective Additional Collateral, free and clear of all Liens, except those described in the preceding sentence.

          6.07 Financial Statements; Financial Condition; etc. (a) The statements of consolidated and consolidating financial condition of each of Holdings and its Consolidated Subsidiaries and Silgan and its Consolidated Subsidiaries at December 31, 1992 and September 30, 1993 and the related consolidated and consolidating statements of income and cash flow of each of Holdings and its Consolidated Subsidiaries and Silgan and its Consolidated Subsidiaries for the fiscal year and nine-month period ended on such date, as the case may be (which (x) in the case of the financial statements for the fiscal year ended on December 31, 1992, have been certified by nationally recognized independent certified public accountants satisfactory to the Agent and the Co-Agent and (y) in the case of all such financial statements, have heretofore been furnished to the Banks), present fairly the financial position of each of Holdings and its Consolidated Subsidiaries and Silgan and its Consolidated Subsidiaries at the date of such statements and for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles and practices consistently applied. Since December 31, 1992, and after giving effect to the Transaction, there has been no material adverse change in the operations, business, property, assets or condition (financial or otherwise) of any Credit Party or of any Credit Party and its Subsidiaries taken as a whole.

          (b) On the Initial Borrowing Date and after giving effect to the transactions and financings contemplated hereby and in the Documents, (i) the sum of the assets of each of Holdings and its Subsidiaries (taken as a whole) and each Borrower (on a stand alone basis), at a fair valuation, will exceed their respective liabilities, including contingent liabilities, (ii) each of Holdings and its Subsidiaries (taken as a whole) and each Borrower (on a stand alone basis) will have sufficient capital with which to conduct their respective businesses and (iii) each of Holdings and its Subsidiaries (taken as a whole) and each Borrower (on a stand alone basis) will not have incurred debts, and does not intend to incur debts, beyond their ability to pay such debts as they mature. For purposes of this Section 6.07(b), "debt" means any liability on a claim, and "claim" means (x) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          (c) Except as fully disclosed in the financial statements delivered pursuant to Section 6.07(a), there were as of the Initial Borrowing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due), which, either individually or in the aggregate, would be material to Holdings or its Subsidiaries. As of the Initial Borrowing Date, each Borrower knows of no Material Loss Contingency (as defined in Statements of Financial Accounting Standards No. 5) as to Holdings or its Subsidiaries.

          6.08 Litigation. There are no actions, suits, investigations or proceedings pending or, to the best of the knowledge of any Borrower, threatened (i) with respect to any Document or the Transaction or (ii) that are reasonably likely to materially and adversely affect the business, operations, property, assets or condition (financial or otherwise) of any Credit Party or of any Credit Party and its Subsidiaries taken as a whole.

          6.09 True and Complete Disclosure. To the best of each Borrower's knowledge after due inquiry, this Agreement and all other written information furnished to the Banks by or on behalf of the Borrowers in connection here-with did not taken as a whole contain any untrue statement of material fact or omit to state a material fact necessary in order to make the information contained herein and therein not misleading.

          6.10 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans shall be used (i) to finance, in part, the repayment of amounts owing pursuant to the Existing Credit Agreement, (ii) to finance, in part, the purchase price of the Acquisition, (iii) to pay, in part, the cost of the 303 to 300 can conversion described in the Acquisition Agreement and
(iv) to pay, in part, the fees and expenses incurred in connection with the Transaction.

          (b) (i) Proceeds of Working Capital Loans incurred on the Initial Borrowing Date may be used for the purposes described in Section 6.10(a), provided, that such Working Capital Loans shall not exceed $35,000,000 and
(ii) proceeds of each Working Capital Loan and Swingline Loan incurred after the Initial Borrowing Date will be used by Containers or Plastics, as the case may be, for its general corporate purposes and for the general corporate purposes of DM Can and Express, including the payment of Dividends, the repayment of certain Indebtedness and the making of advances to the extent and for the purposes permitted pursuant to Sections 8.03, 8.05 and 8.06, provided that Working Capital Loans incurred to consummate the PCP Acquisition may only be incurred on the date such acquisition is consummated and no more than $15,000,000 of Working Capital Loans in the aggregate may be incurred by Containers to consummate the PCP Acquisition..

          (c) No part of the proceeds of any Loan will be used by any Borrower or any Subsidiary thereof to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

          6.11 Tax Returns and Payments. Each of the Borrowers and each of its Subsidiaries has filed all federal tax returns and material state tax returns required to be filed by it and has paid all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. Each of the Borrowers and each of its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of such Borrower) for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

          6.12 Compliance with ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Plan is insolvent or in reorganization; no Plan other than a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) has an Unfunded Current Liability; and no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; no Borrower nor any Subsidiary of any Borrower nor any ERISA Affiliate has incurred any liability to or on account of a Plan which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA) pursuant to
Section 4062, 4063 or 4064 of ERISA or a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) pursuant to Section 515, 4201 or 4204 of ERISA; no proceedings have been instituted to terminate any Plan; and no condition exists which presents a material risk to any Borrower or any Subsidiary of any Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to any of the foregoing Sections of ERISA or the Code; no lien imposed under the Code or ERISA on the assets of any Borrower or any Subsidiary of any Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and each of the Borrowers and their Subsidi-aries may terminate contributions to any other employee benefit plans maintained by them (except as provided pursuant to collective bargaining agreements) without incurring any material liability to any person interested therein other than with respect to benefits accrued prior to the date of termination. Notwithstanding anything to the contrary contained in this
Section 6.12, all representations and warranties made in this Section 6.12 with respect to a Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) shall be to the best knowledge of the Borrowers.

          6.13 Capitalization. On the Initial Borrowing Date: (a) the authorized capital stock of Silgan consists of (i)(x) 1,000 shares of Class A common stock, $.01 par value per share, of which one share is issued and outstanding and owned of record by Holdings, (y) 1,000 shares of Class B common stock, $.01 par value per share, of which one share is issued and outstanding and owned of record by Holdings and (z) 1,000 shares of Class C common stock, $.01 par value per share, of which no shares are issued and outstanding and (ii) 1,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding;

          (b)  the authorized capital stock of Containers consists of (i)


13,000 shares of common stock, $.01 par value per share, of which 10,800 shares are issued and outstanding and owned of record by Silgan and (ii) 1,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding;

          (c) the authorized capital stock of Plastics consists of (i) 13,000 shares of common stock, $.01 par value per share, of which 10,800 shares are issued and outstanding and owned of record by Silgan and (ii) 1,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding; and

          (d) the authorized capital stock of DM Can consists of 100 shares of common stock, no par value, all of which shares are issued and outstanding and owned of record by Containers.

All such outstanding shares of capital stock of Silgan, Containers, Plastics and DM Can have been duly and validly issued, are fully paid and non-assessable. None of the Borrowers has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except (i) options in respect of up to 1,200 shares of common stock of Containers granted to certain employees of Containers (the "Containers Employee Stock Options") pursuant to certain stock option agreements (the "Containers Stock Option Agreements") and the obligation of Containers to make certain payments in respect of the stock appreciation rights granted in connection therewith, (ii) options in respect of up to 1,200 shares of the common stock of Plastics granted to certain employees of Plastics (the "Plastics Employee Stock Options") pursuant to certain stock option agreements (the "Plastics Stock Option Agreements") and the obligation of Plastics to make certain payments in respect of the stock appreciation rights granted in connection therewith, (iii) the right of Containers or Plastics as the case may be, to call, and the obligation of Containers or Plastics as the case may be, to repurchase, all but not less than all of the Common Stock of Containers or Plastics, as the case may be, acquired by employees of Con-tainers or Plastics, as the case may be, through the exercise of their respective Employee Stock Options, and held by such employees at the time of their termination of employment, all as set forth in the Stock Option Agreements, and (iv) pursuant to the Amended and Restated 1989 Stock Option Plans of Containers and Plastics, in the event of a "public offering" of the common stock of Holdings or Silgan, or a "change of control" of Holdings or Silgan, Employee Stock Options shall, as more fully described therein, be converted to options to purchase common stock of Holdings, and shares previously issued upon the exercise of Employee Stock Options shall, as more fully described therein, be converted into common stock of Holdings. None of the Borrowers is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or make any payments in connection with stock appreciation rights, except as described in the immediately preceding sentence.

          6.14 Subsidiaries. Other than Subsidiaries acquired or created pursuant to Section 8.13, (i) Silgan has no Subsidiaries other than Containers, Plastics, NRO and Subsidiaries of Containers and Plastics, (ii) Containers has no Subsidiaries other than DM Can, and (iii) Plastics has no Subsidiaries other than Express and Canadian Holdco.

          6.15 Compliance with Statutes, etc. (a) Each of the Credit Parties and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such statutes, regulations, orders and restrictions the failure to be in compliance with which would not, individually or in the aggregate, have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of such Credit Party or of such Credit Party and its Subsidiaries taken as a whole.

          (b) Each Credit Party and each of its Subsidiaries have complied with all applicable federal, state and local environmental laws (including, without limitation, RCRA and CERCLA), regulations and ordinances governing its business products, properties or assets with respect to all discharges into the ground and surface water, emissions into the ambient air and generation, accumulation, storage, treatment, transportation, labeling or disposal of waste materials or process by-products for which failure to comply could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of such Credit Party or of such Credit Party and its Subsidiaries taken as a whole, and none of the Credit Parties nor their Subsidiaries is liable for any material penal-ties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above. All material licenses, permits or registrations required for the business of the Credit Parties and their Subsidiaries, as presently conducted, under any federal, state or local environmental laws, regulations or ordinances have been secured and each of the Credit Parties and their Subsidiaries is in substantial compliance therewith. None of the Credit Parties nor any of their Subsidiaries is in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which any such Person is a party or which would materially and adversely affect the ability of such Person to operate its businesses or its manufacturing facilities and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder which would materially and adversely affect the ability of such Person to operate its business or its manufacturing facilities. There are no legal or governmental proceedings pending or, to the best of the Borrowers' knowledge after reasonable investigation, threatened which (a) question the validity, term or entitle-ment of any Borrower or any of its Subsidiaries for any material permit, license, order or registration required for the operation of any facility which any Borrower or any of its Subsidiaries currently operates and (b) wherein an unfavorable decision, ruling or finding could have a material adverse effect on the financial viability of any of its facilities.

          (c) To the best of the Borrowers' knowledge and belief, none of the Borrowers nor any of their Subsidiaries has disposed of or otherwise discharged any hazardous waste, toxic substances or similar materials, the disposal of which could give rise to any liability under applicable environ-mental laws and regulations which could have a materially adverse effect on the business, operations, property, assets or condition (financial or otherwise) of any Credit Party or of any Credit Party and its Subsidiaries taken as a whole.

          6.16 Investment Company Act. None of the Borrowers nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          6.17 Public Utility Holding Company Act. None of the Borrowers nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          6.18 Labor Relations. None of the Credit Parties nor any of its Subsidiaries is engaged in any unfair labor practice that could have a material adverse effect on such Credit Party or on such Credit Party and its Subsidiaries taken as a whole. There is (i) no significant unfair labor practice complaint pending against any Borrower or any of its Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under collective bargaining agreements is so pending against any Borrower or any of its Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage pending against any Borrower or any of its Subsidiaries or, to the best knowledge of the Borrowers, threatened against any Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrowers, no union representation question existing with respect to the employees of any Borrower or any of its Subsidiaries and, to the best knowledge of the Borrowers, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of any Credit Party or of any Credit Party and its Subsidiaries taken as a whole.

          6.19 Patents, Licenses, Franchises and Formulas. Each of the Borrowers and its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of any Credit Party or of any Credit Party and its Subsidiaries taken as a whole.

          6.20 Transaction. At the time of consummation thereof, the Transaction shall have been consummated in accordance with the terms of the respective Documents and all applicable laws. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Transaction have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been ob-tained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Transaction, or the occurrence of any Credit Event or the performance by any Credit Party of its obligations under the respective Documents. All actions taken by the Credit Parties pursuant to or in furtherance of the Transaction have been taken in compliance with the respective Documents and all applicable laws.

          6.21 Representations and Warranties in Acquisition Documents. All representations and warranties made by any Credit Party or any of its Subsidiaries set forth in each of the Acquisition Documents are true and correct in all material respects as of the time as of which such representa-tions and warranties were made.

          6.22 Subordination. The subordination provisions contained in all notes, debentures and other instruments entered into or issued in respect of
(i) the Senior Subordinated Notes and (ii) the Senior Discount Debentures in the event that same become the obligations of Silgan pursuant to the terms thereof, in each case are enforceable against the issuer of the respective security and the holders thereof and the Loans and all other Obligations are within the definition of "Senior Indebtedness" contained in the Senior Subordinated Note Documents and Senior Discount Debenture Documents.

          Section 7. Affirmative Covenants. The Borrowers jointly and severally covenant and agree (provided that each of Containers and Plastics covenants and agrees only as to itself and its Subsidiaries) that on and after the Effective Date and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

          7.01 Information Covenants. The respective Borrower will furnish to each Bank:

          (a) Monthly Reports. As soon as practicable, and in any event within 30 days after the end of each calendar month of each fiscal year of Containers and Plastics, the management information reports for such month delivered by Containers and Plastics to Silgan, containing a monthly operating profit and loss statement for each such Subsidiary and each plant of Containers and Plastics, a statement of working capital showing the value of inventory and the amount of liabilities and containing an accounts receivable aging schedule, and management's estimate of cash flow showing capital expenditures.

          (b) Quarterly Financial Statements. Within 60 days (or 120 days in the case of the fourth fiscal quarter) after the close of each quarterly accounting period in each fiscal year of Silgan, the consolidated and consolidating balance sheets of Silgan and its Consolidated Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and cash flow for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer, treasurer or controller of Silgan, subject to normal year-end audit adjustments.

          (c) Annual Financial Statements. Within 120 days after the close of each fiscal year of Silgan, the consolidated and consolidating balance sheets of Silgan and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and cash flow for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified, in the case of the consolidated financial statements, by independent certified public accountants of recognized national standing acceptable to the Agent and the Co-Agent, and in the case of the consolidating financial statements, by the chief financial officer, treasurer or controller of Silgan, in each case together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Silgan and its Consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (d) Management Letters. Promptly after Silgan's receipt thereof, a copy of any "management letter" received by Silgan from its certified public accountants.

          (e) Budgets; Forecasts. Within 60 days after the first day of each fiscal year of Silgan, (i) a budget in form and scope reasonably satisfactory to the Agent and the Co-Agent (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by Silgan for each of the twelve months beginning on the first day of such fiscal year accompanied by the statement of the chief financial officer, treasurer or controller of Silgan to the effect that, to the best of such officer's knowledge, the budget is a reasonable estimate for the period covered thereby and (ii) a forecast of operations and sources and uses of cash for the five-year period beginning on the first day of such fiscal year, setting forth the assumptions made in preparing such forecast and accompanied by the statement of the chief financial officer, treasurer or controller of Silgan to the effect that, to the best of such officer's knowledge, the forecast is a reasonable estimate for the period covered thereby.

           (f) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 7.01(a), (b) and (c), a certificate of the chief financial officer, treasurer or controller of Silgan to the effect that, to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish (i) in the case of the statements delivered pursuant to Sections 7.01(a) and (b), whether the Borrowers were in compliance with the provisions of Sections 8.03, 8.09, 8.10 and 8.11, at the end of such calendar month or fiscal quarter, as the case may be, and (ii) in the case of the statements delivered pursuant to
     Section 7.01(c), the amount of the Excess Cash Flow for the respective fiscal year, the amount of any mandatory prepayments and/or commitment or available amount reductions required pursuant to Sections 3.03 and/or
     4.02 during such fiscal year and whether the Borrowers were in compliance with the provisions of Sections 8.03, 8.04 and 8.08 through 8.11, inclusive, at the end of such fiscal year.

          (g) Notice of Default or Litigation. Promptly, and in any event within three Business Days after an officer of any Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which con-stitutes a Default or Event of Default, (ii) any litigation or governmental proceeding pending (x) against any Borrower or any of its Subsidiaries which could materially and adversely affect the business, operations, property, assets or condition (financial or otherwise) of any Borrower or any of its Subsidiaries or (y) with respect to any Document and (iii) any other event (including any such event relating to environmental matters) which is likely to materially and adversely affect the business, operations, property, assets or condition (finan-cial or otherwise) of any Borrower or any of its Subsidiaries.

          (h) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any,
     (i) which any Borrower shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor (the "SEC"), (ii) which shall be filed with the SEC with respect to the Transaction or (iii) which Silgan shall deliver to the holders of, or to the trustee with respect to, the Senior Notes or the Senior Subordinated Notes.

          (i) Borrowing Base Certificate, etc. On the Initial Borrowing Date and not later than 10:00 a.m. (New York time) on the twentieth day of each calendar month thereafter, Silgan shall furnish (x) a report of Inventory and Accounts Receivable of each of Containers and DM Can on a consolidated basis and Plastics in the form of Exhibit L, setting forth
     (i) with respect to the Inventory of Containers and DM Can on a consolidated basis and Plastics, the type (i.e., raw materials, work-in-process or finished product) and value (at the lower of cost or market value calculated on a first in - first out basis) of such Inventory, along with a list of each county and state in which any such Inventory is located and (ii) with respect to such accounts receivable of Containers and DM Can on a consolidated basis and Plastics, the aggregate face amount and aging schedule of such accounts receivable, in each case as of the last day of the immediately preceding month, (y) a Borrowing Base Certificate in the form of Exhibit M (each a "Borrowing Base Certificate") and (z) a report of refunds, returns and allowances allowed by each of Containers and DM Can on a consolidated basis and Plastics during the immediately preceding calendar month; each of which documents shall be certified by the chief financial officer, treasurer or controller of Silgan.

          (j) Other Information. From time to time, such other information or documents (financial or otherwise) as the Agent, the Co-Agent or the Required Banks may reasonably request.



          7.02 Books, Records and Inspections. Each of the Borrowers will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Each of the Borrowers will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent, the Co-Agent or any Bank to visit and inspect, under guidance of officers of such Borrower or such Subsidiary, any of the properties of such Borrower or such Subsidiary, and to examine the books of account of such Borrower or such Subsidiary and discuss the affairs, finances and accounts of such Borrower or such Subsidiary with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as the Agent, the Co-Agent or such Bank may request. In connection with the foregoing, the Agent, the Co-Agent and the Banks agree to exercise their best efforts to keep any information delivered or made available by the Borrowers which the Borrowers clearly indicate to be confidential information confidential from anyone other than Persons employed or retained by the Agent, the Co-Agent or the Banks who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, that nothing herein shall prevent the Agent, the Co-Agent or the Banks from disclosing such information (a) to any actual or potential assignee or participant, provided that such assignee or participant shall be subject to this sentence, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over the Agent, the Co-Agent or the Banks, (d) which has been publicly disclosed, (e) in connection with any litigation, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder and (g) to the Agent's, the Co-Agent's or the Banks' legal counsel and independent auditors in connection with the business of the Agent, the Co-Agent or the Banks.

          7.03 Maintenance of Property, Insurance. Schedule IV sets forth a true and complete listing of all insurance maintained by each of the Borrowers and its Subsidiaries as of the Effective Date, with the amounts insured on the Effective Date set forth therein. Each of the Borrowers shall, and shall cause each of its Subsidiaries to, (i) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as is consistent with prudent risk management and industry practice and (iii) furnish to each Bank, upon written request, full information as to the insurance carried.

          7.04 Corporate Franchises. Each of the Borrowers will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this Section 7.04 shall prevent the withdrawal by any Borrower or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal would not have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of any Credit Party or of any Credit Party and its Subsidiaries taken as a whole.

          7.05 Compliance with Statutes, etc. Each of the Borrowers will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such statutes, regulations, orders and restrictions the failure to be in compliance with which would not, in the aggregate, have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of any Credit Party or of any Credit Party and its Subsidiaries taken as a whole.

           7.06 ERISA. As soon as possible and in any event within 30 days after any Borrower or any Subsidiary of any Borrower or any ERISA Affiliate knows or has reason to know that a Reportable Event has occurred with respect to a Plan, that with respect to a Plan, an accumulated funding deficiency has been incurred or an application is to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amorti-zation period under Section 412 of the Code, that a Plan has been or is likely to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan other than a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) has an Unfunded Current Liability, that proceedings have been instituted or may reasonably be expected to be instituted to terminate a Plan, or that any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate will incur or is likely to incur any liability to or on account of a Plan which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA) under Section 4062, 4063 or 4064 of ERISA, or which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) under Section 515, 4201 or 4204 of ERISA, such Borrower will deliver to the Agent a certificate of the chief financial officer of such Borrower setting forth details as to such occurrence and action, if any, which such Borrower or Subsidiary or ERISA Affiliate is required or proposes to take, together with any notices required to be given to or filed with or by such Borrower or Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto. Each Borrower will deliver to the Agent, upon request by the Agent, a complete copy of the annual report (Form 5500) of each Plan that is not (i) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or (ii) a Plan which is no longer maintained or contributed to by any Borrower, any Subsidiary of any Borrower or an ERISA Affiliate, in each case which is required to be filed with the Internal Revenue Service. Copies of any other notices required to be delivered to the Banks hereunder shall be delivered no later than 30 days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by any Borrower or any of its Subsidiaries or any ERISA Affiliate.

          7.07 End of Fiscal Years; Fiscal Quarters. Each Borrower shall cause (i) each of its, and each of its Subsidiaries', fiscal years to end on December 31 and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on March 31, June 30, September 30 and December 31.

          7.08 Taxes. Each of the Borrowers will, and will cause each of its Subsidiaries to, pay when due all taxes which, if not paid when due, would materially and adversely affect the business, operations, property, assets or condition (financial or otherwise) of any Credit Party or of any Credit Party and its Subsidiaries taken as a whole, except as contested in good faith and by appropriate proceedings if adequate reserves (in the good faith judgment of the management of Silgan) have been established with respect thereto.

          7.09 Subsidiaries. Silgan will (i) at all times own not less than 90% of the outstanding common stock of Containers and 100% of all other outstanding capital stock of Containers and (ii) at all times own not less than 90% of the outstanding common stock of Plastics and 100% of all other outstanding capital stock of Plastics. In addition to the requirements of the immediately preceding sentence, (x) Silgan will at all times own all of the outstanding capital stock of each of Containers and Plastics, except for shares issued pursuant to the exercise of Employee Stock Options, (y) except as set forth in clause (x) above, each Borrower will at all times own (directly or indirectly) all of the outstanding capital stock of its Subsidiaries and (z) at no time shall Containers or Plastics issue or grant, or suffer to remain outstanding, any options or stock appreciation rights which, in the aggregate, relate to (i.e., represent the right to purchase the shares, in the case of options, or the right to receive payments as a result of the appreciation attributable to the shares, in the case of stock appreciation rights) that percentage of the outstanding shares of common stock of Containers or Plastics, as the case may be, on a fully diluted basis, which equals the remainder of (x) 10% less (y) the percentage of the then outstanding common stock of Containers or Plastics, as the case may be, not owned by Silgan.

          7.10 Additional Security; Further Assurances; etc. (a) (i) Each of the Borrowers will, and will cause each of its Subsidiaries to, grant to the Collateral Agent, for the benefit of the Banks and the other Secured Creditors described in the Security Documents, security interests and mortgages in such assets and properties of such Borrower or such Subsidiary as are not covered by the original Security Documents and as are acquired by Containers in connection with the PCP Acquisition or as may be requested from time to time by the Required Banks (the "Additional Security Documents"). Such security interests and mortgages shall be granted pursuant to documentation satisfactory in form and substance to the Required Banks and shall (except as otherwise consented to by the Required Banks) constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons and subject to no other Liens except such Liens as are permitted by Section 8.01. The Additional Security Documents or other instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the respective Banks and the other respective Secured Creditors, required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 7.10(a) shall not apply to any operating lease permitted under Section 8.04 which by its terms prevents the respective Borrower from granting a security interest therein, provided that such Borrower shall use reasonable good faith efforts (x) at the time it enters into any such lease, to have any such restrictive terms eliminated and, if it is unsuccessful, (y) upon any subsequent request of the Required Banks to negotiate the removal or waiver of any such provision.

          (b) Each of the Borrowers will, and will cause each of its Subsidiaries to, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents or Additional Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrowers shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be requested by the Required Banks to assure themselves that this Section 7.10 has been complied with.

          (c)  Each of the Borrowers agrees that each action required by this
Section 7.10 shall be completed (i) in the case of assets acquired in connection with the PCP Acquisition, on the date such acquisition is consummated and (ii) in all other cases, as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Required Banks.

          7.11 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code and at the request of the Agent, the Co-Agent or the Required Banks, counsel for Silgan acceptable to the Agent and the Co-Agent does not within 30 days after such request deliver a written opinion, in form and substance satisfactory to the Agent and the Co-Agent, with respect to any Foreign Subsidiary whose capital stock is owned by a Credit Party, to the effect that a pledge (x) of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote and (y) of any promissory notes issued by such Foreign Subsidiary to Silgan or any other Credit Party party to a Pledge Agreement, in either case would cause the earnings of such Foreign Subsidiary to be treated as a deemed dividend to such Foreign Subsidiary's United States parent, then in the case of a failure to deliver the opinion described above, that portion of such Foreign Subsidiary's outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to a Pledge Agreement, shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the applicable Pledge Agreement.

          7.12 Registry. Each Borrower hereby covenants that it shall maintain a register on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation, shall not affect such Borrower's obligations in respect of such Loans. Upon the written request of any Borrower, the Agent hereby agrees to use its reasonable efforts to provide to such Borrower such information as such Borrower shall reasonably request from time to time in order to enable it to fulfill its obligations pursuant to this Section 7.12 and such Borrower shall have no obligation to make any such recordation until it receives such requested information from the Agent. Without limiting each Borrower's obligations hereunder, each Borrower shall indemnify any Bank described in Section 4.04(b)(iii) or (iv) for any losses (including withholding of Taxes required) arising as a result of such Borrower's failure to comply with this Section
7.12. With respect to any Bank described in Section 4.04(b)(iii) or (iv), (a) the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the register maintained by such Borrower with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor and (b) such Borrower shall immediately record all such transfers when notified thereof by the transferor Bank and such transfer shall be made only through (x) the surrender of a Note and the reissuance of such Note by such Borrower to the new holder of the old Note or the issuance by such Borrower of a new Note to the new holder (the "Issuance System") or (y) a register maintained by such Borrower and referred to in the first sentence of this Section (the "Book Entry System"). Each Borrower agrees to indemnify any transferee Bank from and against any and all losses, claims, damages and liabilities (including, without limitation, any amounts paid by the transferee to the transferor in connection with the transfer and all amounts which would otherwise be owing to the transferee if the transfer had been properly recorded) resulting from such Borrower's failure to record any such transfer through either the Issuance System or the Book Entry System.

          Section 8. Negative Covenants. Each of the Borrowers jointly and severally covenants and agrees (provided that each of Containers and Plastics covenants and agrees only as to itself and its Subsidiaries) that on and after the Effective Date and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

          8.01 Liens. None of the Borrowers will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of such Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to any Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 8.01 shall not prevent the crea-tion, incurrence, assumption or existence of:

          (i) inchoate Liens for taxes not yet due and payable, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of Silgan) have been established;

           (ii) Liens in respect of property or assets of any Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of such Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

          (iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule V (Liens described in this clause (iii) are herein referred to as "Permitted Liens");

          (iv) Liens created pursuant to the Security Documents;

          (v) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation;

          (vi) deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, provided that the aggregate amount of cash and value of non-cash collateral so deposited shall at no time exceed $1,000,000;

          (vii) Permitted Encumbrances on the Mortgaged Properties, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances which do not materially interfere with the ordinary conduct of the business of any Borrower or its Subsid-iaries and which do not materially detract from the value of the property to which they attach or impair the use thereof to any Borrower or its Subsidiaries;

          (viii) Liens created by virtue of capitalized lease obligations permitted pursuant to Section 8.05(ix), provided that such Liens are only in respect of the property or assets subject to, and secure only, the respective capitalized lease; and

          (ix) Liens not otherwise permitted by the provisions of this
     Section 8.01 to the extent securing liabilities not in excess of $2,500,000; provided, however, that if such Liens are consensual Liens, those Liens shall not encumber properties or assets with an aggregate fair value in excess of $3,000,000.

          8.02 Consolidation, Merger, Sale of Assets, etc. None of the Borrowers will, nor will it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, or permit any of its Subsidiaries so to do any of the foregoing, except that:

          (i) such Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business and sales of other assets (other than assets constituting Real Property) in the ordinary course of business not in excess of $100,000 per sale;

          (ii) such Borrower and its Subsidiaries may, in the ordinary course of business, sell equipment which is uneconomic or obsolete;

           (iii) capital expenditures shall be permitted to the extent not in violation of Section 8.08;

          (iv)  the Acquisition shall be permitted;

          (v) DM Can may merge with and into Containers so long as (x) Containers is the surviving corporation of such merger and (y) all steps are taken as may be necessary, or in the opinion of the Collateral Agent desirable, to maintain the perfection and priority of the security interest granted by DM Can pursuant to the respective Security Documents to which it is a party;

          (vi) the Real Estate Sales shall be permitted so long as (x) each such sale is for fair market value (as determined in good faith by the Board of Directors of Silgan) and (y) the Net Sale Proceeds therefrom are applied in accordance with Section 4.02(f); and

          (vii) the PCP Acquisition shall be permitted in accordance with the requirements of Sections 7.10 and 8.18.

To the extent any Collateral is sold as permitted by this Section 8.02 or the Required Banks waive the provisions of this Section 8.02 with respect to the sale of any Collateral as provided in Section 12.12 (and such sale is otherwise permitted by the terms of the Senior Note Agreement and such Collateral is released (or permitted to be released) from the Liens created by the respective Security Document) such Collateral in each such case shall be sold free and clear of the Liens created by the Security Documents and the Agent and Collateral Agent shall be authorized to take any action deemed appropriate to effect the foregoing.

          8.03 Dividends. None of the Borrowers will, nor will it permit any of its Subsidiaries to, declare or pay any dividends to, or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Borrower with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Borrowers (other than Silgan) to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of any other Borrower now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by any other Borrower with respect to its capital stock), or make any payments to Holdings in respect of any Indebtedness (including without limitation indebtedness evidenced by the Holdings Intercompany Note) owing to Holdings by any Borrower or its Subsidiaries (all the foregoing, "Divi-dends"), except that:

          (i) so long as no Default or Event of Default then exists or would result therefrom, Containers or Plastics as the case may be, may (x) repurchase or redeem Containers Employee Stock Options or Plastics Employee Stock Options and (to the extent such Employee Stock Options have been validly exercised) the common stock of Containers or Plastics issued upon exercise thereof, upon the termination of employment of the holder thereof, all as set forth in the respective Stock Option Agreement and (y) make required payments with respect to stock appreciation rights granted in connection with such Employee Stock Op-tions, provided that no payment of the types described in this clause
     (i) may be made if the amount of such payment together with all amounts paid by Silgan to Holdings pursuant to clause (vii) below, when aggre-gated with the amount of all other such payments made after the Effective Date and to and including such date by Silgan, Containers and Plastics on an aggregate basis, would exceed an amount equal to 5% of Consolidated Net Worth at the end of the last fiscal quarter for which financial statements are required to have been delivered pursuant to
     Section 7.01(b);

           (ii) each of Containers and Plastics may declare and pay dividends to Silgan so as long as Containers or Plastics, as the case may be, is a Wholly-Owned Subsidiary of Silgan at the time of such declaration and payment of such dividends;

          (iii) each Subsidiary created pursuant to Section 8.13, as well as each Subsidiary of Containers and Plastics existing on the Effective Date, may pay dividends to the holder or holders of its capital stock;

          (iv) so long as no Default or Event of Default then exists or would result therefrom, Silgan may pay dividends to Holdings in an amount which shall at no time exceed, when added to all amounts advanced to Holdings by Silgan under Section 8.06(xvi), the amount required, and simultaneously used by Holdings, to pay interest on the promissory notes permitted to be issued by Holdings pursuant to Section 8(b)(i) and (ii) of the Holdings Guaranty;

          (v)  Silgan may make payments to Holdings in accordance with
     Section 8.07(ii) to be immediately used by, and to the extent permitted to be made at such time by, Holdings under the Management Services Agreement of Holdings;

          (vi) Silgan, Containers, Plastics and/or DM Can may make payments required (or permitted) to be made by such Person under the Tax Sharing Agreement so long as any such payments which are made to Holdings are immediately used by Holdings to make tax payments as required thereunder;

          (vii) so long as no Default or Event of Default then exists or would result therefrom, Silgan may pay, subject to the 5% of Consoli-dated Net Worth limitation set forth in clause (i) above for all payments made pursuant to said clause (i) and this clause (vii), Dividends or other distributions to Holdings to the extent immediately used by Holdings to make payments in respect of stock options to the extent permitted by Section 8(b)(iii) of the Holdings Guaranty;

          (viii) so long as no Default or Event of Default then exists or would result therefrom, Silgan may pay dividends to Holdings in any fiscal year of Silgan in an amount which at no time shall exceed, when added to all advances and payments made to Holdings for such fiscal year pursuant to Sections 8.06(xviii) and 8.07(iv)(a), respectively, $1,000,000 so long as Holdings simultaneously uses such dividends to pay administrative expenses; and

          (ix) so long as no Default or Event of Default then exists or would result therefrom, Silgan may pay additional Dividends to Holdings with the prior written consent of the Required Banks.

Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, to the extent any investment is expressly permitted by Section 8.06, such investment shall not violate the provisions of this Section 8.03.

          8.04 Leases. The Borrowers shall not permit the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) under agreements to rent or lease any real or personal property (excluding capitalized lease obligations) (i) by Silgan and its Subsidiaries on a consolidated basis, to exceed $13,600,000 in the calendar year ended December 31, 1993 and increasing by $700,000 in each calendar year thereafter.

          8.05 Indebtedness. None of the Borrowers will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (i)  Indebtedness incurred under the Credit Documents;


          (ii) Indebtedness listed on Schedule VI ("Existing Indebtedness");

          (iii) accrued expenses and current trade accounts payable incurred in the ordinary course of business and unsecured guarantees of Silgan of such trade accounts payable, and obligations under trade letters of credit incurred by such Borrower or any of its Subsidiaries in the ordinary course of business, which, in each case, are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by such Borrower or such Subsidiary;

          (iv) obligations under letters of credit incurred by such Borrower or any of its Subsidiaries in the ordinary course of business in support of obligations incurred in connection with worker's compensation, unemployment insurance and other social security legislation in an aggregate amount not to exceed $15,000,000 at any time outstanding;

          (v) Indebtedness of Silgan not to exceed $50,000,000 (as reduced by any repayments of principal thereof) in aggregate principal amount evidenced by the Senior Notes;

          (vi) Indebtedness of Silgan not to exceed $135,000,000 (as reduced by any repayments of principal thereof) in aggregate principal amount evidenced by the Senior Subordinated Notes;

          (vii) Indebtedness of any Subsidiary of Silgan evidenced by a Mirror Intercompany Note to the extent such Mirror Intercompany Note is listed on Schedule VII and in the aggregate principal amount for such Mirror Intercompany Note as is listed for same on Schedule VII, in each case so long as all such Mirror Intercompany Notes are pledged and delivered to the Collateral Agent pursuant to the respective Pledge Agreement;

          (viii) Indebtedness of Containers to Plastics, and Indebtedness of Plastics to Containers, in each case to the extent permitted by
     Section 8.06(v);

          (ix) Indebtedness consisting of capitalized lease obligations
     (a) set forth on Schedule VIII or (b) incurred as otherwise permitted pursuant to the chart contained in Section 8.08, provided that in any fiscal year no more than 50% of the applicable amount allowed pursuant to such chart shall consist of capitalized lease obligations;

          (x) Indebtedness of Silgan to Containers and/or Plastics to the extent permitted pursuant to Section 8.06(ix) or (xii);

          (xi) Indebtedness of Plastics to Express to the extent permitted pursuant to Section 8.06(x);

          (xii) Indebtedness of Express to Plastics to the extent permitted pursuant to Section 8.06(x);

          (xiii) Indebtedness of Containers to DM Can to the extent permitted by Section 8.06(xix);

          (xiv) Indebtedness of DM Can to Containers to the extent permitted by Section 8.06(xix); and

          (xv) unsecured guarantees by (x) Silgan of Containers', Plastics' and/or DM Can's respective lease obligations under leases entered into in compliance with Section 8.04 and (y) Container's of DM Can's lease obligations to Del Monte under leases entered into in compliance with
     Section 8.04.

          8.06 Advances, Investments and Loans. None of the Borrowers will, nor will it permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or permit any of its Subsidiaries so to do, except that the following shall be permitted:

          (i) such Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

          (ii) such Borrower and its Subsidiaries may acquire and hold Cash Equivalents;

          (iii) such Borrower and its Subsidiaries may make loans and advances to officers, employees and agents in the ordinary course of business equal in the aggregate for Silgan and its Subsidiaries to no more than $600,000 at any one time outstanding;

          (iv) Silgan and its Subsidiaries may make, or permit to remain outstanding, intercompany loans to one another which are evidenced by the Mirror Intercompany Notes to the extent permitted by Section 8.05(vii);

          (v) Containers may make intercompany loans to Plastics, and Plastics may make intercompany loans to Containers, provided that in each case all such intercompany loans are evidenced by Working Capital Intercompany Notes which are pledged and delivered to the Collateral Agent pursuant to the Subsidiaries Pledge Agreement;

          (vi) each Borrower may establish Wholly-Owned Subsidiaries to the extent permitted pursuant to Section 8.13;

          (vii) Silgan may own the capital stock of Containers, Plastics and NRO, Containers may own the capital stock of DM Can, Plastics may own the capital stock of Canadian Holdco, and Canadian Holdco may own the capital stock of Express;

          (viii) the Borrowers may continue to hold any investment they held as of the Effective Date as set forth on Schedule IX;

          (ix) Containers and/or Plastics may make intercompany loans to Silgan not to exceed $15,000,000 in aggregate principal amount outstanding at any time, provided that all such loans are evidenced by Working Capital Intercompany Notes which are pledged and delivered to the Collateral Agent pursuant to the Subsidiaries Pledge Agreement;

          (x) Express may make intercompany loans to Plastics not to exceed $3,000,000 in aggregate principal amount outstanding at any time, and Plastics may make intercompany loans to Express not to exceed $5,000,000 in aggregate principal amount outstanding at any time, provided that all such intercompany loans owing to Plastics are evidenced by Working Capital Intercompany Notes which are pledged pursuant to the Subsidiaries Pledge Agreement;

          (xi) Containers may contribute up to $6,000,000 in aggregate amount to Iowa City JV, including such contributions made by Containers on or prior to the Effective Date;

          (xii) Containers and/or Plastics may make intercompany loans to Silgan, in each case evidenced by a Working Capital Intercompany Note pledged pursuant to the Subsidiaries Pledge Agreement, in addition to those referred to in clause (ix) above, (i) to enable Silgan to pay interest which is then due and payable on the Senior Subordinated Notes provided that no intercompany loans may be made pursuant to this clause
     (xii) until Containers and/or Plastics shall have made the maximum payments permitted to be made by such Persons pursuant to the respective


     Mirror Intercompany Notes for such purpose and (ii) at any time that the lender of such intercompany loans is prohibited from paying dividends to Silgan by Section 8.03(ii), on such terms and conditions (which may include, without limitations, the terms and conditions required by clause (ix) above) as are satisfactory to the Agent and the Co-Agent in their sole discretion;

          (xiii) Plastics may make capital contributions to Canadian Holdco from time to time to the extent and only in the amounts necessary for Canadian Holdco to comply with certain Canadian laws and regulations relating to minimum equity capitalization;

          (xiv) Canadian Holdco may make capital contributions to Express from time to time to the extent and only in the amounts necessary for Express to comply with certain Canadian laws and regulations relating to minimum equity capitalization;

          (xv) Containers and Plastics may make advances to Silgan in the amounts and at the times that Silgan pays Dividends to Holdings pursuant to Section 8.03(iv);

          (xvi) so long as no Default or Event of Default then exists or would result therefrom, Silgan may make advances to Holdings in an amount which shall at no time exceed, when added to all amounts permitted to be dividended to Holdings pursuant to Section 8.03(iv), the amount required, and simultaneously used by Holdings, to pay interest on the promissory notes permitted to be issued by Holdings pursuant to
     Section 8(b)(i) and (ii) of the Holdings Guaranty;

          (xvii) Silgan may from time to time make capital contributions to either of Containers or Plastics;

          (xviii)   so long as no Default or Event of Default then exists or
     would result therefrom, Silgan may make advances to Holdings in any fiscal year of Silgan in an amount which at no time shall exceed, when added to all Dividends and payments made to Holdings in such fiscal year pursuant to Sections 8.03(viii) and 8.07(iv)(a), respectively, $1,000,000 so long as Holdings simultaneously uses such advances to pay administrative expenses;

          (xix) Containers may make intercompany loans to DM Can, and DM Can may make intercompany loans to Containers, provided that in each case all such intercompany loans are evidenced by Working Capital Intercompany Notes which are pledged pursuant to the Subsidiaries Pledge Agreement;

          (xx) Containers may from time to time make capital contributions to DM Can so long as the aggregate amount of all such contribution does not exceed $5,000,000; and

          (xxi) Silgan may make additional loans and advances to, or investments in, Holdings with the prior written consent of the Required Banks.

          8.07 Transactions with Affiliates. None of the Borrowers will, nor will it permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Borrower, other than on terms and con-ditions substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate, provided that (i) each of Holdings, Silgan, Containers, Plastics and DM Can may execute, deliver and perform the Tax Sharing Agreement, (ii) Silgan, Containers and Plastics may each make such payments as are required pursuant to, and perform its obligations under, its Management Services Agreement, provided that the Quarterly Management Fee (as defined in the respective


Management Services Agreement) shall accrue but not be paid by Holdings, Silgan, Containers and/or Plastics, as the case may be, upon the occurrence of certain events, and to the extent, provided in the respective Management Services Agreement, and provided further that the aggregate payments payable pursuant to this clause (ii) shall not exceed at any time the amount which would be payable under the Management Services Agreement of Silgan if the payment under the other Management Services Agreements were zero, (iii) Silgan may make the payments in respect of Containers Employee Stock Options and Plastics Employee Stock Options and the stock appreciation rights granted in connection therewith to the extent provided in Section 8.03(i); (iv) Silgan, Containers and Plastics may make payments to Holdings to pay (a) certain administrative expenses not to exceed, when added to the amount of all Dividends and advances made by Silgan to Holdings pursuant to Sections 8.03(viii) and 8.06(xviii), respectively, $1,000,000 in the aggregate in any fiscal year of Silgan and (b) state and local taxes to the extent that Holdings incurs liability therefor as a result of its investment in and/or ownership of Silgan and its Subsidiaries and (v) Containers and DM Can may enter into the Intercompany Agency Agreement. Notwithstanding anything to the contrary contained above, this Section 8.07 shall not prohibit the making of any Dividends, investments, loans and advances permitted pursuant to Sec-tions 8.02, 8.03, 8.05 and 8.06 or otherwise specifically permitted by the terms of this Agreement.

          8.08 Capital Expenditures. (a) None of the Borrowers will, nor will it permit any of its Subsidiaries to, make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles and including capitalized lease obligations) during any period set forth below (taken as one accounting period) which exceeds in the aggregate for Silgan and its Subsidiaries the amount set forth opposite such period below:

                        Period                             Amount
                        ------                             ------

                  Calendar Year ended
                      December 31, 1993                  $46,500,000
                  Calendar Year ended
                      December 31, 1994                  $35,000,000
                  Calendar Year ended
                      December 31, 1995                  $30,000,000
                  Calendar Year ended
                      December 31, 1996                  $30,000,000


Notwithstanding anything to the contrary contained above, to the extent that capital expenditures made during any period set forth above are less than the amounts set forth opposite such period above, such amount (the "Carryover Amount") may be carried forward and utilized to make capital expenditures in excess of the amount permitted above in the immediately succeeding calendar year but not in any calendar year thereafter, it being understood and agreed that any capital expenditures made in such immediately succeeding calendar year shall be deemed to have first utilized the Carryover Amount in respect of such immediately preceding calendar year.

          (b) In addition to the capital expenditures permitted pursuant to the preceding clause (a), capital expenditures made on the Initial Borrowing Date in connection with Acquisition shall be permitted and capital expenditures made in connection with the PCP Acquisition shall be permitted to the extent provided in Section 8.18.

          8.09 Current Ratio. None of the Borrowers will permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities at any time to be less than 2.00:1.

          8.10  Interest Coverage Ratio.  None of the Borrowers will permit the ratio of (i) EBITDA to (ii) Interest Expense for any period of four consecutive fiscal quarters (or, if shorter, the period beginning on January 1, 1994 and ending on the last day of a fiscal quarter ended after January 1,
1994) (in each case, taken as one accounting period) ended during a period set forth below to be less than the ratio set forth opposite such period below:

                              Period                           Ratio
                              ------                           -----

                  Fiscal quarter ending March 31, 1994         2.25:1

                  Fiscal quarter ending June 30, 1994          2.35:1

                  Fiscal quarter ending September 30, 1994     2.70:1

                  Fiscal quarter ending December 31, 1994      2.70:1

                  January 1, 1995 to and including December
                  31, 1995                                     3.00:1

                  January 1, 1996 to and including September
                  30, 1996                                     3.40:1



          8.11 Total Indebtedness to Consolidated Net Worth. None of the Borrowers will permit the ratio of (i) Total Indebtedness to (ii)
Consolidated Net Worth to exceed on any date set forth below the ratio set forth opposite such date:

                       Date                               Amount
                       ----                               ------

                       December 31, 1994                  5.00:1

                       December 31, 1995                  3.25:1

                       August 31, 1996                    2.75:1



          8.12 Limitation on Voluntary Payments and Modifications of Senior Notes or Senior Subordinated Notes; Modifications of Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. None of the Borrowers will, nor will it permit any of its Subsidiaries to, (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of any Senior Notes or Senior Subordinated Notes, or any purchase, redemption or acquisition for value of (or any offer to purchase, redeem or acquire) any Senior Notes or Senior Subordinated Notes, whether as a result of an Other Indebtedness Change of Control, the consummation of asset sales or otherwise (except that the Senior Notes may receive their Share of the Net Sale Proceeds and Net Equity Proceeds as provided in Section 4.02(f)), or (ii) amend or modify, or permit the amendment or modification of, any provision of the Senior Note Documents or any Senior Subordinated Note Documents or (iii) amend or modify, or permit the amendment or modification of, any provision of the Acquisition Agreement, the Tax Sharing Agreement, the Intercompany Agency Agreement or any Management Services Agreement to which it is a party or (iv) amend, modify or change its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws of any Borrower or any Subsidiary, or any agreement entered into by any of them, with respect to its capital stock (including without limitation the Employee Stock Options and the Stock Option Agreements) (except for (x) amendments to its Certificate of Incorporation to increase the authorized amount of common stock issuable thereunder and (y) immaterial changes to the Employee Stock Options and the Stock Option Agreements which could not adversely affect the Banks), or enter into any new agreement with respect to their capital stock (except that the issuance of new Employee Stock Options by Containers and Plastics in substantially the form furnished to the Agent on or prior to the Effective Date shall, subject to Section 7.09, be permitted).

          8.13 Subsidiaries. Silgan shall have no Subsidiaries other than Containers, Plastics, NRO and their respective Subsidiaries, Containers shall have no Subsidiaries other than DM Can, NRO shall have no Subsidiaries, Plastics shall have no Subsidiaries other than Express and Canadian Holdco, and Canadian Holdco shall have no Subsidiaries other than Express, provided that, with the prior written consent of the Required Banks, any of Silgan, Containers or Plastics may create any other Wholly-Owned Subsidiaries. The respective Borrower establishing any such Subsidiary shall, and agrees to cause each Subsidiary to, grant to the Collateral Agent, for the benefit of the Banks and the other respective Secured Creditors, security interests and mortgages in the stock of, and such assets and properties owned by, each such Subsidiary, and to enter into such guaranties of the Obligations, in each case as may be requested by the Agent or the Required Banks. Such security interests, mortgages, and guaranties shall be granted pursuant to documen-tation that is satisfactory in form and substance to the Agent and the Required Banks.

          8.14 Limitation on Restrictions on Subsidiary Dividends and Other Distributions. None of the Borrowers shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits, owned by such Borrower or any Subsidiary of such Borrower, or pay any Indebtedness owed to such Borrower or a Subsidiary of such Borrower, (b) make loans or advances to such Borrower or (c) transfer any of its properties or assets to such Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Senior Note Documents, (iv) the Senior Subordinated Note Documents and (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or a Subsidiary of such Borrower.

          8.15 Limitation on Issuances of Capital Stock by Subsidiaries. None of the Borrowers shall permit any of its Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except for (i) transfers and replacements of then outstanding shares of capital stock, (ii) stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of such Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) issuances of common stock by Containers or Plastics to Silgan so long as such issuances either do not give rise to any Net Equity Proceeds or to the extent there are Net Equity Proceeds such proceeds are not required to be applied to repay (and Silgan shall not be required to make an offer to repay) Senior Notes, and (iv) subject to Section 7.09, the Employee Stock Options (and any common stock issuable upon exercise thereof).

          8.16 Business. (a) None of the Borrowers will, nor will it permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than the packaging business.

          (b) Canadian Holdco shall engage in no business other than its ownership of the stock of Express. NRO shall engage in no business.

          8.17 Change of Name. None of the Borrowers will, nor will it permit any of its Subsidiaries to, change its legal name from that which exists on the Effective Date unless and until (i) it shall have given to the


Agent and the Collateral Agent 45 days' prior written notice of its intention so to do, clearly describing such new name and providing such other information in connection therewith as the Agent and the Collateral Agent may reasonably request, and (ii) with respect to such new name, it shall have taken all action, reasonably satisfactory to the Agent and the Collateral Agent, to maintain the security interests granted by any Credit Party to the Collateral Agent in the Collateral pursuant to any Security Document at all times fully perfected and in full force and effect.

          8.18 Consummation of PCP Acquisition. None of the Borrowers will, nor will it permit any of its Subsidiaries to, consummate the PCP Acquisition unless each of the following conditions shall be satisfied:

          (i) There shall have been delivered to the Banks prior to the date of the consummation of the PCP Acquisition true and correct copies of all PCP Acquisition Documents, and all material terms and conditions of such PCP Acquisition Documents shall be in form and substance reasonably satisfactory to the Agent and the Co-Agent, and the Required Banks shall not have otherwise objected in writing to any such terms and conditions. The Agent and the Co-Agent shall be satisfied with the nature of and the amount and type of assets being acquired in connection with the PCP Acquisition and shall be satisfied that no material liabilities (contingent or otherwise) are being acquired in connection with the PCP Acquisition other than those reasonably acceptable to the Agent and Co-Agent, and the Required Banks shall not have otherwise objected in writing to any such assets or liabilities.
All necessary governmental and third party consents and approvals in connection with the PCP Acquisition shall have been obtained and shall be in full force and effect. The representations and warranties set forth in the PCP Acquisition Documents shall be true and correct in all material respects as if made on and as of the date the PCP Acquisition is to be consummated. Each of the conditions precedent to Container's obligation to consummate the PCP Acquisition as set forth in the PCP Acquisition Documents shall have been satisfied to the satisfaction of the Agent and the Co-Agent, or waived with the consent of the Agent and the Co-Agent, and the PCP Acquisition shall have been consummated in accordance, in all material respects, with applicable law and the PCP Acquisition Documents. The total purchase price for the PCP Acquisition shall not exceed $15,000,000.

          (ii) Prior to the consummation of the PCP Acquisition, Silgan shall have delivered to the Banks (x) a certificate of its chief financial officer certifying that Silgan and its Subsidiaries shall have sufficient availability under the Total Working Capital Commitment to meet their ongoing working capital requirements after giving effect to the PCP Acquisition and the financing thereof and (y) detailed projections which reflect the forecasted financial condition and results of operation and projected working capital requirements of Silgan and its Subsidiaries after giving effect to the PCP Acquisition and the related financing thereof, which projections shall be done on a monthly basis for the 12 month period following the consummation of the PCP Acquisition and on an annualized basis for the remainder of the term of this Agreement, and the Required Banks shall not have determined that such projections and certification are unreasonable or unattainable.

          (iii) No Default or Event of Default shall be in existence at the time of the consummation of the PCP Acquisition or shall exist immediately after giving effect thereto.

          (iv) The Agent and the Co-Agent shall have received such opinions of counsel as may have reasonably requested in connection with the PCP Acquisition, which opinions shall be in form and substance reasonably satisfactory to the Agent and the Co-Agent.

          Section 9. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

          9.01  Payments.  Any Borrower shall (i) default in the payment when due of any Unpaid Drawings or of any principal of the Loans or the Notes, or
(ii) default, and such default shall continue unremedied for two or more Business Days, in the payment when due of any interest on Unpaid Drawings or of any interest on the Loans or the Notes or of any Fees or any other amounts owing hereunder or thereunder; or

          9.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue or inaccurate in any material respect on the date as of which made or deemed made; or

          9.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 9.01 and 9.02 and clause (ii) of this
Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Borrowers by either the Agent, the Co-Agent or any Bank or (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(g)(i), 7.01(i)(y), 7.07 or Section 8; or

          9.04 Default Under Other Agreements. (i) Any Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Notes and the Intercompany Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Notes and the Intercompany Notes) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required but giving effect to any grace period), any such Indebtedness to become due prior to its stated maturity or
(ii) any Indebtedness of any Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment (except that the Senior Notes may receive their Share of the Net Sale Proceeds and Net Equity Proceeds as provided in Section 4.02(f)), prior to the stated maturity thereof, provided that it shall not constitute an Event of Default under this Section 9.04 unless the aggregate amount of all Indebtedness referred to in clauses (i) and (ii) above exceeds $100,000; or

          9.05 Bankruptcy, etc. Any Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against any Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Borrower or any of its Subsidiaries, or any Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Borrower or any of its Subsidiaries, or there is commenced against any Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or any Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by any Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

           9.06  ERISA.  (i)  (a)  A single-employer plan (as defined in
Section 4001(a)(15) of ERISA) established by any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or part thereof or a waiver of such standard or the extension of any amortization period is sought or granted under Section 412 of the Code, (b) any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA, (c) any Plan other than a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) shall have an Unfunded Current Liability, or (d) any Borrower, any Subsidiary of any Borrower or an ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (ii) there shall result from any such event or events described in clause (i) (a) the imposition of a lien upon the assets of any Borrower, any Subsidiary of any Borrower or an ERISA Affiliate, (b) the provision of security to induce the issuance of a waiver or extension of any funding requirement under Section 412 of the Code, or (c) liability or a material risk of incurring liability to the PBGC or the Internal Revenue Service or a Plan or a trustee appointed under ERISA; and (iii) which events described in clauses (i) and (ii) in the opinion of the Required Banks, will have a material adverse effect upon the business, operations, property, assets, condition (financial or otherwise) of any Borrower; or

          9.07 Pledge Agreements. Any Pledge Agreement shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, all of the respective Pledge Agreement Collateral except as provided herein), in favor of the Collateral Agent for the benefit of the respective Secured Creditors and securing the Secured Obligations, superior to and prior to the rights of all third Persons and subject to no other Liens, or any Credit Party party to a Pledge Agreement shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such Pledge Agreement; or

          9.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect, or the respective Guarantor, or any Person acting by or on behalf of such Guarantor, shall deny or disaffirm its obligations under a Guaranty, or the respective Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty, or any Event of Default under, and as defined in, the Holdings Guaranty shall occur; or

          9.09 Security Agreements; Mortgages; Additional Security Documents. Any of the Security Agreements, Mortgages or Additional Security Documents shall, after the execution and delivery thereof, cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all the Collateral or Additional Collateral, as the case may be, covered thereby), in favor of the Collateral Agent for the benefit of the respective Secured Creditors under the Security Documents and securing the Secured Obligations, superior to and prior to the rights and Liens of all third Persons (except that the security interests created by the Security Agreement may be junior to the Permitted Liens, the security interests created by the Mortgages may be subject to the respective Permitted Encumbrances and the security interests created by the Additional Security Documents may be subject to Liens permitted by Section 8.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Security Agreement or Mortgage or Additional Security Document; or

          9.10 Judgments. One or more judgments or decrees shall be entered against any Borrower or any of its Subsidiaries involving, when added to any other judgments or decrees of Silgan and its Subsidiaries, a liability (not paid or fully covered by insurance) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

          9.11 Ownership; Change of Control. (i) Holdings shall cease to own 100% of the capital stock of Silgan, (ii) a Change of Control shall occur or (iii) an Other Indebtedness Change of Control Excess Repayment shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent, upon the written request of the Required Banks, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Agent, the Co-Agent, any Bank or the holder of any Note to enforce its claims against any Borrower (provided, that, if an Event of Default specified in either Section
9.05 shall occur with respect to any Borrower or Section 9.11(iii) shall occur, the result which would occur upon the giving of written notice by the Agent to the Borrowers as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitments terminated, whereupon all Commitments shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers; (iii) exercise any rights or remedies under the Guaranties and/or in its capacity as Collateral Agent under any of the Security Documents; (iv) direct Containers and Plastics to pay (and the respective Borrower agrees that upon receipt of such notice it will pay) to the Agent at the Payment Office such additional amount of cash, to be held as security by the Agent in the Cash Collateral Account, as is equal to the aggregate Stated Amount of all then outstanding Letters of Credit; and (v) terminate any Letter of Credit which may be terminated in accordance with its terms.

          Section 10.  Definitions and Accounting Terms.

          10.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acquired Business" shall mean certain fixed assets and working capital (excluding finished goods (other than certain finished ends)) constituting the containers manufacturing business of Del Monte and the capital stock of DM Can, together with certain liabilities relating thereto, in each case as set forth in the Acquisition Documents.

          "Acquisition" shall mean the purchase of the Acquired Business pursuant to the Acquisition Documents.

          "Acquisition Agreement" shall mean the Purchase Agreement, dated as of September 3, 1993, between Containers and Del Monte, as the same may be amended, modified or supplemented pursuant to the terms hereof and thereof.

          "Acquisition Documents" shall mean the Acquisition Agreement, the Supply Contract and all other documents and agreements entered into or delivered in connection with the Acquisition Agreement.

          "Additional Collateral" shall mean any assets or properties of any Borrower or any Subsidiary of any Borrower given as collateral pursuant to any Additional Security Document.

          "Additional Security Documents" shall have the meaning provided in
Section 7.10(a) and shall include any additional security documentation executed and delivered pursuant to Section 8.13.



          "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing
(x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Agent for determining the current annual assessment payable by the Agent to the Federal Deposit Insurance Corporation for insuring three-month certificates of deposit.

          "Adjusted Net Income" for any period shall mean consolidated net income of Silgan and its Subsidiaries for such period (after provision for taxes) plus the amount of all net non-cash charges (including, without limitation, depreciation, deferred tax expense, non-cash interest expense, write-downs of inventory and other non-cash charges) that were deducted in arriving at the consolidated net income of Silgan and its Subsidiaries for such period less the amount of all net non-cash gains and gains from sales of assets (other than sales of inventory in the ordinary course of business) that were added in arriving at said consolidated net income for such period.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate" with respect to the Credit Parties and any of their Subsidiaries shall not include BTCo or any of its affiliates.

          "Agent" shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor Agent appointed pursuant to
Section 11.09.

          "Agreement" shall mean this Credit Agreement, as same may be modified, supplemented or amended from time to time.

          "Allowed Reduction" shall mean any reduction in stockholders' equity as a result of any payment or payments made by Silgan after the Effective Date to third parties which are not Affiliates of Silgan in respect of the Reorganization; provided, that, any reduction in excess of $14,000,000 shall not be deemed to be an Allowed Reduction without the consent of the Required Banks.

          "Applicable Margin" shall mean (w) in the case of A Term Loans which are maintained as (i) Base Rate Loans, 1-3/4% and (ii) Eurodollar Loans, 2-3/4%, (x) in the case of B Term Loans which are maintained as (i) Base Rate Loans, 2-1/4% and (ii) Eurodollar Loans, 3-1/4%, (y) in the case of Working Capital Loans which are maintained as (i) Base Rate Loans, 2% and
(ii) Eurodollar Loans, 3% and (z) in the case of Swingline Loans, 2%.

          "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit N (appropriately completed).



          "A Term Loan" shall have the meaning provided in Section 1.01(a).

          "A Term Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "A Term Loan Commitment", as same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Sections
1.13 and/or 12.04.

          "A Term Loan Maturity Date" shall mean September 15, 1996.

          "A Term Loan Scheduled Repayment" shall have the meaning provided in Section 4.02(c).

          "A Term Loan Scheduled Repayment Date" shall have the meaning provided in Section 4.02(c).

          "A Term Note" shall have the meaning provided in Section 1.05(a).

          "Bank" shall have the meaning provided in the first paragraph of this Agreement.

          "Bank Debt" shall mean and include all Loans, Letters of Credit, Unpaid Drawings and the Unutilized Total Working Capital Loan Commitment outstanding hereunder.

          "Bank Debt Amount" at any time shall mean that amount which equals the sum of the aggregate principal amount of all Loans then outstanding, the Letter of Credit Outstandings at such time and the Unutilized Total Working Capital Loan Commitment, if any, at such time.

          "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Bank having notified in writing any Borrower and/or the Agent that it does not intend to comply with its obligations under Section 1.01(c) or 1.01(f) or Section 2, in case of either clause (i) or (ii) as a result of any takeover of such Bank by any regulatory authority or agency.

          "Bankruptcy Code" shall have the meaning provided in Section 9.05.

          "Base Rate" at any time shall mean the highest of (i) 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate, (ii) 1/2 of 1% in excess of the Federal Funds Rate and (iii) the Prime Lending Rate.

          "Base Rate Loan" shall mean (i) each Swingline Loan and (ii) any other Loan designated or deemed designated as a Base Rate Loan by the respective Borrower at the time of the incurrence thereof or conversion thereto.

          "Book Entry System" shall have the meaning provided in Section
7.12.

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowers Guaranty" shall have the meaning provided in Section 5.01(i)(ii).

          "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Banks having Commitments of the respective Tranche (or from BTCo in the case of Swingline Loans) on a given date (or re-sulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related


Borrowing of Eurodollar Loans.

          "Borrowing Base" as at any date, shall mean the sum of the following amounts: (i) 85% of Eligible Accounts Receivable and (ii) 50% of Eligible Inventory.

          "Borrowing Base Certificate" shall have the meaning provided in
Section 7.01(i).

          "Borrowing Base Deficiency" at any time shall mean the amount, if any, by which the sum of the aggregate principal amount of Working Capital Loans and Swingline Loans then outstanding plus the Letter of Credit Outstandings at such time exceeds the Borrowing Base.

          "Borrowing Base Surplus" at any time shall mean the amount, if any, by which the Borrowing Base exceeds the aggregate principal amount of Working Capital Loans and Swingline Loans then outstanding plus the Letter of Credit Outstandings at such time.

          "BTCo" shall mean Bankers Trust Company, in its individual capacity.

          "B Term Loan" shall have the meaning provided in Section 1.01(b).

          "B Term Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "B Term Loan Commitment," as same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Sections
1.13 and/or 12.04.

          "B Term Loan Maturity Date" shall mean September 15, 1996.

          "B Term Note" shall have the meaning provided in Section 1.05(a).

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized by law or other government action to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York interbank Eurodollar market.

          "Canadian Holdco" shall mean 827599 Ontario Inc., an Ontario corporation and a Wholly-Owned Subsidiary of Plastics.

          "Carryover Amount" shall have the meaning provided in Section
8.08(b).

          "Cash Collateral Account" shall have the meaning provided in
Section 4.02(a).

          "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000 with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than six months after the date of acquisition by such Person and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

          "CERCLA" shall mean the Comprehensive Environmental Response Compensation of Liability Act of 1980, as the same may be amended from time
to time, 42 U.S.C.   9601 et seq.

          "Change of Control" shall mean any of (i) the occurrence of an event described in Section 9(g) of the Holdings Guaranty or (ii) the occurrence of any Other Indebtedness Change of Control.

          "Co-Agent" shall have the meaning provided in the first paragraph of this Agreement.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement, and to any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all Additional Collateral.

          "Collateral Agent" shall mean the Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents, and shall include any successor Collateral Agent appointed pursuant to the terms of the respective Security Document.

          "Commitment Commission" shall mean the Term Loan Commitment Commission and the Working Capital Commitment Commission.

          "Commitments" shall mean any of the commitments of any Bank, i.e., whether the A Term Loan Commitment, B Term Loan Commitment or Working Capital Loan Commitment.

          "Consolidated Current Assets" shall mean the current assets of Silgan and its Subsidiaries determined on a consolidated basis, provided that the Unutilized Total Working Capital Commitment shall be considered current assets of Silgan in making the foregoing determination.

          "Consolidated Current Liabilities" shall mean the current liabilities of Silgan and its Subsidiaries determined on a consolidated basis, provided that the current portion of the Loans (including any accrued interest with respect to such current portion), and accrued interest on the Senior Notes and the Senior Subordinated Notes from the last regularly scheduled interest payment date shall not be considered current liabilities for purposes of making the foregoing determination and, provided further, that the current portion of any intercompany loans made by Silgan to Containers or Plastics also shall not be considered current liabilities for the purposes of making the foregoing determination.

          "Consolidated Net Worth" shall mean the Net Worth of Silgan and its Subsidiaries determined on a consolidated basis.

          "Consolidated Subsidiaries" of any Person shall mean all subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with generally accepted accounting principles in the United States.

           "Containers" shall have the meaning provided in the first paragraph of this Agreement.

          "Containers Employee Stock Options" shall have the meaning provided in Section 6.13.

          "Containers Stock Option Agreements" shall have the meaning provided in Section 6.13.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the holder of such primary obliga-tion against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall, unless expressly limited by its terms to a lesser amount, be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or such lesser amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Contribution Agreement" shall mean the Contribution Agreement, dated as of June 18, 1992, by and among Containers, Plastics and DM Can, as the same may be modified, supplemented or amended pursuant to the terms hereof and thereof.

          "Credit Documents" shall mean this Agreement, the Contribution Agreement, each Note, each Guaranty, each Pledge Agreement, each Mortgage and each Security Agreement and, after the execution and delivery thereof, each Additional Security Document.

          "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

          "Credit Party" shall mean and include Holdings, each of the Borrowers and DM Can, and after the creation thereof, any Subsidiary of Silgan created pursuant to Section 8.13 which has executed and delivered an Additional Security Document.

          "Debt Agreements" shall have the meaning provided in Section
5.01(e).

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Del Monte" shall mean Del Monte Corporation, a New York corporation.

          "Dividends" shall have the meaning provided in Section 8.03.

          "DM Can" shall mean California-Washington Can Corporation, a California corporation.



          "Documents" shall mean the Credit Documents, the Acquisition Documents, the Senior Note Documents, the Senior Discount Debenture Documents and the Senior Subordinated Note Documents.

          "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

          "Domestic Subsidiary" shall mean each Subsidiary of Silgan incorporated or organized in the United States or any State or territory thereof.

          "Drawing" shall have the meaning provided in Section 2.05(b).

          "EBIT" shall mean, for any period, the consolidated net income of Silgan and its Subsidiaries, before interest expense and provision for taxes and without giving effect to any extraordinary non-cash gains or extraordinary non-cash losses and gains from sales of assets (other than sales of inventory in the ordinary course of business), any non-cash adjustments resulting from changes in value of employee stock options.

          "EBITDA" for any period shall mean EBIT, adjusted by adding thereto the amount of all depreciation and amortization of intangibles (including covenants not to compete), goodwill and loan fees that were deducted in arriving at EBIT for such period.

          "Effective Date" shall have the meaning provided in Section 12.10.

          "Eligible Accounts Receivable" shall mean the aggregate gross amount of Containers', Plastics' and DM Can's accounts receivable which conform to the warranties contained herein and in the Security Agreement and at all times continue to be acceptable to the Collateral Agent in its reasonable judgment, less any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding) and less reserves for any other matter affecting the creditworthiness of account debtors owing the accounts receivable, and excluding (i) foreign or governmental sales (except to the extent supported by a letter of credit issued by an issuer satisfactory to the Collateral Agent), (ii) bill and hold (or deferred shipment) transactions, (iii) contracts or sales to any Affiliate and (iv) all accounts receivable which have not been paid in full within 60 days of the due date thereof.

          "Eligible Inventory" shall mean the aggregate gross dollar value (valued at the lower of cost or market value) of Containers', Plastics' and DM Can's Inventory which conforms to the warranties contained in the Security Agreement and which at all times continues to be acceptable to the Collateral Agent in its reasonable judgment, less any supplies (other than raw mate-rials), spare parts, goods returned (other than goods returned by customers of Containers consistent with past practices and which goods are not damaged and are suitable for resale by Containers in the ordinary course of business) or rejected by customers, goods to be returned to suppliers, and less any reserves required by the Collateral Agent in its reasonable judgment for special order goods, market value declines and bill and hold (deferred shipment) sales.

          "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in Regulation D of the Securities Act).

          "Employee Stock Options" shall mean and include the Containers Employee Stock Options and the Plastics Employee Stock Options.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.


          "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) (including each trade or business (whether or not incorporated)) which together with any Borrower or any Subsidiary of any Borrower would be deemed to be a "single employer" or a member of the same "controlled group" of "contributing sponsors" within the meaning of Section 4001 of ERISA.

          "Eurodollar Loan" shall mean each Loan (other than a Swingline
Loan) designated as a Eurodollar Loan by any Borrower at the time of the incurrence thereof or conversion thereto by such Borrower.

          "Eurodollar Rate" shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by BTCo for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded off to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supple-mental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Event of Default" shall have the meaning provided in Section 9.

          "Excess Cash Flow" shall mean, for any period, the remainder of (i) the sum of (x) Adjusted Net Income for such period and (y) the decrease, if any, in Working Capital from the first day to the last day of such period, minus (ii) the sum of (v) the amount of capital expenditures (not in excess of the amount permitted by Section 8.08 or such greater amounts as are consented to by the Required Banks) made by Silgan and its Subsidiaries on a consolidated basis during such period, (w) the aggregate principal amount of permanent payments or prepayments on Indebtedness for borrowed money of Silgan and its Subsidiaries (other than repayments of loans under the Intercompany Notes and any other intercompany loans among Holdings and its Subsidiaries and repayments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were (1) required as a result of an A Term Loan Scheduled Repayment under Section 4.02(c) or (2) made as a voluntary prepayment (but in the case of a voluntary prepayment of Working Capital Loans, only to the extent accompanied by a voluntary reduction to the Total Working Capital Commitment)) on a consoli-dated basis during such period, (x) the increase, if any, in Working Capital from the first day to the last day of such period, (y) the aggregate amount of costs and expenses incurred by Silgan and its Subsidiaries during such period in connection with the consolidation and plant rationalization of their operations to the extent such amounts have not reduced Adjusted Net Income for such period or constituted capital expenditures made during such period, provided that no more than $13,000,000 in the aggregate may be deducted pursuant to his clause (y) and (z) the aggregate amount of cash payments actually made during such period to third parties which are not Affiliates of Silgan in respect of the Reorganization to the extent such amounts have not reduced Adjusted Net Income for such period, provided that no more than $14,000,000 in the aggregate may be deducted pursuant to his clause (z).

          "Excess Cash Payment Date" shall mean the date occurring 120 days after the last day of each fiscal year of Silgan (beginning with its fiscal year ended December 31, 1994).

          "Excess Cash Payment Period" shall mean with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of Silgan.

          "Existing Credit Agreement" shall mean the Amended and Restated


Credit Agreement, dated as of August 31, 1987, as amended and restated as of March 31, 1989, and amended and restated as of July 13, 1990, and further amended and restated as of June 18, 1992, among the Borrowers, the financial institutions party thereto and BTCo, as agent, as amended, modified or supplemented through the Initial Borrowing Date.

          "Existing Indebtedness" shall have the meaning provided in Section 8.05(ii).

          "Existing Letters of Credit" shall have the meaning provided in
Section 2.01.

          "Existing Mortgaged Properties" shall mean all Real Property of Containers and Plastics listed on Schedule III and designated as "Existed Mortgaged Properties" therein.

          "Existing Mortgages" shall mean all Mortgages granted by Containers and Plastics pursuant to the Existing Credit Agreement and which have not been released by the lenders thereunder prior to the Effective Date.

          "Express" shall mean Express Plastic Containers Limited, an Ontario corporation and a Wholly-Owned Subsidiary of Canadian Holdco.

          "Facing Fees" shall have the meaning provided in Section 3.01(d).

          "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

          "Fees" shall mean all amounts payable pursuant to or referred to in
Section 3.01.

          "Foreign Subsidiary" shall mean each Subsidiary of Silgan which is not a Domestic Subsidiary.

          "Guarantor" shall mean, with respect to any Guaranty, the respective guarantor or guarantors thereunder (i.e., Holdings, Silgan, Containers, Plastics, DM Can and/or any Subsidiary of Silgan required to deliver a Guaranty pursuant to Section 8.13, as the case may be).

          "Guaranty" shall mean and include each of the Holdings Guaranty, the Borrowers Guaranty and any guaranty delivered pursuant to Section 8.13.

          "Holdings" shall mean Silgan Holdings Inc., a Delaware corporation.

          "Holdings Guaranty" shall have the meaning provided in Section 5.01(i)(i).

          "Holdings Pledge Agreement" shall mean the Amended and Restated Holdings Pledge Agreement, dated as of June 30, 1989, and amended and restated as of June 18, 1992, between Holdings and the Collateral Agent, as the same may be modified, supplemented and amended pursuant to the terms hereof and thereof.

          "Indebtedness" shall mean, as to any Person, without duplication,
(i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all Contingent Obligations of such Person.

          "Initial Borrowing Date" shall mean the date occurring on or after the Effective Date on which the initial Borrowing hereunder occurs.

          "Intercompany Agency Agreement" shall mean the Intercompany Agency Agreement, dated as of December 21, 1993, between Containers and DM Can.

          "Intercompany Notes" shall mean all Mirror Intercompany Notes and all Working Capital Intercompany Notes, which Intercompany Notes shall, (x) in the case of those Intercompany Notes issued to Holdings, Silgan, Containers, Plastics or DM Can, be pledged pursuant to the respective Pledge Agreement and (y) in all cases, contain a provision that, upon either the acceleration of the Loans pursuant to Section 9 hereof or a payment default on such Loans at final maturity thereof, all amounts due and payable under such Intercompany Notes shall be immediately due and payable without any further action.

          "Interest Determination Date" shall mean the second Business Day prior to the commencement of any Interest Period relating to a Eurodollar Loan.

          "Interest Expense" for any period shall mean the total consolidated interest expense of Silgan and its Subsidiaries for such period.

          "Interest Period" shall have the meaning provided in Section 1.09.

          "Interest Rate Protection Agreement" shall have the meaning provided in the Security Documents and the Guaranties.

          "Inventory" of any Person shall mean "Inventory" as defined in the Security Agreement.

          "Iowa City JV" shall mean the joint venture formed pursuant to the Joint Venture Agreement Creating Iowa City Can Mfg. Company, dated as of January 31, 1989, between Containers and Van Dorn Company, an Ohio corporation, acting through its Central States Can Co. division.

          "Issuance System" shall have the meaning provided in Section 7.12.

          "Issue" shall mean each of the two different types of Senior Debt, there being two separate Issues for purposes of this Agreement, i.e., the Bank Debt and the Senior Notes.

          "Leaseholds" of any Person, means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements, and/or fixtures.

          "Letter of Credit" shall have the meaning provided in Section
2.01(a).

          "Letter of Credit Fees" shall have the meaning provided in Section 3.01(c).

          "Letter of Credit Outstandings" shall mean, at any time, the sum of
(i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.

          "Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

          "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever


(including, without limitation, any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing).

          "Loan" shall mean each A Term Loan, each B Term Loan, each Working Capital Loan and each Swingline Loan.

          "Majority Banks" shall mean collectively (and not individually) (i) Banks whose outstanding A Term Loans (or, if prior to the Initial Borrowing Date, A Term Loan Commitments) and Working Capital Commitments (or, if after the Total Working Capital Commitment has been terminated, outstanding Working Capital Loans and Percentages of outstanding Swingline Loans and Letter of Credit Outstandings) constitute at least a majority of the total outstanding A Term Loans (or, if prior to the Initial Borrowing Date, the Total A Term Loan Commitment) and the Working Capital Commitment (or, if after the Total Working Capital Commitment has been terminated, the total outstanding Working Capital Loans and the aggregate Percentages of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time) and (ii) Banks whose outstanding B Term Loans (or, if prior to the Initial Borrowing Date, B Term Loan Commitments) constitute at least a majority of the total outstanding B Term Loans (or, if prior to the Initial Borrowing Date, the Total B Term Loan Commitment).

          "Management Services Agreements" shall mean each of the Amended and Restated Management Service Agreements, each dated as of December 21, 1993, between each of Holdings, Silgan, Containers and Plastics and S&H Inc., as any such Management Services Agreement may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

          "Mandatory Borrowing" shall have the meaning provided in Section 1.01(e).

          "Margin Stock" shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

          "Maturity Date" shall mean the A Term Loan Maturity Date, the B Term Loan Maturity Date or the Working Capital Loan Maturity Date, as the case may be.

          "Maximum Swingline Amount" shall mean $5,000,000.

          "Mirror Intercompany Notes" shall mean all promissory notes listed on Schedule VII delivered by the respective obligor thereunder evidencing an intercompany loan or loans with proceeds initially received by Silgan from the issuance of the Senior Notes, the Senior Subordinated Notes and the Term Loans.

          "Mortgage Amendments" shall have the meaning provided in Section 5.01(m)(i).

          "Mortgaged Properties" shall mean the Existing Mortgaged Properties and the New Mortgaged Properties.

          "Mortgage Policies" shall mean the mortgage title insurance policies issued in respect of each of the Mortgaged Properties.

          "Mortgages" shall mean mortgages, deeds of trust, leasehold mortgages and leasehold deeds of trust granted in favor of the Collateral Agent for the benefit of the respective Secured Creditors with respect to the Mortgaged Properties, which mortgages, deeds of trust, leasehold mortgages and leasehold deeds of trust are or shall be in a form which is satisfactory to the Required Banks, with such changes as are necessary or desirable in the opinion of local counsel to conform with applicable state law and procedure.

          "Net Equity Proceeds" shall mean, with respect to each issuance of equity by any Person, the proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by such Person from the respective sale or issuance of such equity.

          "Net Sale Proceeds" shall mean Sale Proceeds, net of reasonable costs in connection therewith and the estimated marginal increase in taxes which will be payable by Silgan's consolidated group with respect to such year as a result thereof.

          "Net Worth" of any Person shall mean the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings (without giving effect to any non-cash adjustments resulting from changes in value of employee stock options), and any other account which, in accordance with generally accepted accounting principles, constitutes stockholders' equity, less treasury stock.

          "New Mortgaged Properties" shall have the meaning provided in
Section 5.01(m)(ii).

          "New Mortgages" shall mean those Mortgages which have been granted with respect to the New Mortgaged Properties.

          "Note" shall mean each A Term Note, each B Term Note, each Working Capital Note and each Swingline Note.

          "Notice of Borrowing" shall have the meaning provided in Section 1.03(a).

          "Notice of Conversion" shall have the meaning provided in Section
1.06.

          "Notice Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "NRO" shall mean 828745 Ontario Inc., an Ontario corporation and a Wholly-Owned Subsidiary of Silgan.

          "Obligations" shall mean all amounts owing to the Agent, the Co-Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

          "Other Indebtedness Change of Control" shall mean any Change of Control under, and as defined in, any of the Senior Note Agreement, the Senior Subordinated Note Documents or the Senior Discount Debenture Documents.

          "Other Indebtedness Change of Control Excess Repayment" shall mean any of (i) the repurchase (or the tender for repurchase by the respective holder or holders thereof) of 25% or more of the aggregate principal amount of the then outstanding Senior Notes as a result of an Other Indebtedness Change of Control or (ii) the repurchase (or the tender for repurchase by the respective holder or holders thereof) of any Senior Subordinated Note or Senior Discount Debenture (or a portion thereof) as a result of an Other Indebtedness Change of Control.

          "Participant" shall have the meaning provided in Section 2.04(a).

          "Payment Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "PCP Acquisition" shall mean the purchase by Containers of the PCP Acquired Business pursuant to the PCP Acquisition Documents.

           "PCP Acquired Business" shall mean certain fixed assets and working capital constituting the containers and manufacturing business of Pacific Coast Producers, Inc. as set forth in the PCP Acquisition Documents.

          "PCP Acquisition Documents" shall mean the Purchase Agreement to be entered into between Containers and Del Monte pursuant to Section 6.2 of the Acquisition Agreement relating to the purchase by Containers from Del Monte of the PCP Acquired Business, and all other documents and agreements entered into or delivered in connection with such Purchase Agreement.

          "Percentage" of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Working Capital Commitment of such Bank at such time and the denominator of which is the Total Working Capital Commitment at such time; provided, that if the Percentage of any Bank is to be determined after the Total Working Capital Commitment has been terminated, then the Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

          "Permitted Encumbrance" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Required Banks in their reasonable discretion.

          "Permitted Liens" shall have the meaning provided in Section
8.01(iii).

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or any single-employer plan (as defined in Section 4001(a)(15) of ERISA), subject to Title IV of ERISA, which is maintained or contributed to, or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by any Borrower, or by any Subsidiary of any Borrower or an ERISA Affiliate.

          "Plastics" shall have the meaning provided in the first paragraph of this Agreement.

          "Plastics Employee Stock Options" shall have the meaning provided in Section 6.13.

          "Plastics Stock Option Agreements" shall have the meaning provided in Section 6.13.

          "Pledge Agreements" shall mean and include each of the Holdings Pledge Agreement, the Silgan Pledge Agreement and the Subsidiaries Pledge Agreement.

          "Pledge Agreement Collateral" shall mean all "Collateral" as defined in the respective Pledge Agreement.

          "Pledged Securities" shall have the meaning provided in the respective Pledge Agreement.

          "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Projections" shall have the meaning provided in Section 5.01(t).



          "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December.

          "RCRA" shall mean the Resources Conservation and Recovery Act, as
the same may be amended from time to time, 42 U.S.C.   6901 et seq.

          "Real Estate Sales" shall mean the sale by Silgan or any of its Subsidiaries, as the case may be, of the Real Property located in Sharonville, Ohio, Nampa, Idaho, Mansville, Texas, Westport, Missouri, Maysville, Kentucky, Hillsboro, Oregon, Cambridge Springs, Pennsylvania and Smithfield, Utah, in each case in accordance with Section 8.02(vi).

          "Real Property" of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Reorganization" shall mean the corporate reorganization of Holdings and Silgan that occurred in June 1989.

          "Replaced Bank" shall have the meaning provided in Section 1.13.

          "Replacement Bank" shall have the meaning provided in Section 1.13.

          "Reportable Event" shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

          "Required Banks" shall mean Banks, the sum of whose outstanding Term Loans (or, if prior to the Initial Borrowing Date, Term Loan Commitments) and Working Capital Commitments (or after the termination thereof, outstanding Working Capital Loans and Percentage of outstanding Swingline Loans and Letter of Credit Outstandings) represent an amount greater than 50% of the sum of all outstanding Term Loans (or, if prior to the Initial Borrowing Date, the Total Term Loan Commitment) and the Total Working Capital Commitment (or after the termination thereof, the sum of the then total outstanding Working Capital Loans, Swingline Loans and Letter of Credit Outstandings).

          "Required Secured Creditors" shall have the meaning provided in the respective Security Document.

          "Sale Proceeds" shall mean all cash, the principal amount of all debt obligations and the fair market value of all other property received as proceeds of any sale of assets.

          "SEC" shall have the meaning provided in Section 7.01(h).


          "Section 4.04(b)(iii) Certificate" shall have the meaning provided in Section 4.04(b).

          "Secured Creditors" shall mean (x) the Banks, the Agent, the Co-Agent, the Collateral Agent and certain lenders of Indebtedness which refinance Indebtedness under this Agreement, (y) the Interest Rate Protection Creditors (as defined in the Security Agreement) and (z) the holders of Senior Notes; provided, however, the Holdings Pledge Agreement shall not secure the obligations under any Senior Note or other Senior Note Document.

          "Secured Obligations" shall mean all Obligations under, and as defined in, this Agreement as well as all other Obligations as defined in the respective Security Documents.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Security Agreement" shall mean the Amended and Restated Security Agreement, dated as of August 31, 1987, and amended and restated as of June 18, 1992, among Plastics, Containers, DM Can and the Collateral Agent, as the same may be amended pursuant to the terms hereof and thereof.

          "Security Agreement Collateral" shall mean and include all "Collateral" as defined in the Security Agreement.

          "Security Documents" shall mean and include the Pledge Agreements, the Mortgages, the Security Agreement and, after the execution and delivery thereof, each Additional Security Document.

          "Senior Debt" shall mean the Bank Debt and the Senior Notes.

          "Senior Discount Debenture Documents" shall mean and include each of the Senior Discount Debentures and all securities purchase agreements, indentures and other documents and agreements related thereto.

          "Senior Discount Debentures" shall mean the 13-1/4% Senior Discount Debentures due 2002 issued by Holdings.

          "Senior Note Agreement" shall mean the Note Purchase Agreement, dated as of June 29, 1992, between Silgan and each of the purchasers party thereto, as same may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

          "Senior Note Documents" shall mean and include each of the Senior Notes and all securities purchase agreements, indentures and other documents and agreements related thereto, including, without limitation, the Senior Note Agreement.

          "Senior Notes" shall mean the $50,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 1997 issued by Silgan.

          "Senior Subordinated Note Documents" shall mean and include each of the Senior Subordinated Notes and all securities, purchase agreements, indentures and other documents and agreements related thereto.

          "Senior Subordinated Notes" shall mean the $135,000,000 aggregate principal amount of Silgan's 11-3/4% Senior Subordinated Notes due 2002.

          "Share" shall mean, for each Issue, (A) if the event requiring a repayment of Senior Debt pursuant to Section 4.02(f) would, in accordance with the terms of the Senior Note Agreement (in each case except to the extent same has been made more stringent after June 29, 1992 as to required prepayments based on asset sales or dispositions or equity issuances), give rise to a mandatory prepayment or redemption of Senior Notes, or a mandatory offer to prepay same, then the "Share" (x) of the Senior Notes shall equal the lesser of (1) the amount required to be applied to the repayment of Senior Debt pursuant to Section 4.02(f) multiplied by a fraction the numerator of which is the then outstanding principal amount of Senior Notes and the denominator of which is the then aggregate principal amount of all then outstanding Senior Notes and the Bank Debt Amount at such time or (2) the maximum amount which would be required to be used to make a mandatory prepayment or redemption of Senior Notes in accordance with the terms of the Senior Note Agreement (in each case except to the extent same has been made more stringent after June 29, 1992 as to required prepayments based on asset sales or dispositions or equity issuances), or a mandatory offer to prepay same, as a result of such event requiring a repayment of Senior Debt pursuant to Section 4.02(f) and (y) of the Bank Debt shall equal the remainder of the amount required to be applied to Senior Debt pursuant to Section 4.02(f), less the "Share" of the Senior Notes as determined pursuant to preceding clause (x), and (B) if the event giving rise to a mandatory repayment of Senior Debt would not require a mandatory repayment or redemption of Senior Notes in accordance with the terms of the Senior Note Agreement (in each case except to the extent same has not been made more stringent after June 29, 1992 as to required prepayment based on asset sales of dispositions or equity issuances), or a mandatory offer to prepay same, the "Share" of each Issue shall equal (x) in the case of the Senior Notes, $0 and (y) in the case of the Bank Debt, the amount required to be applied to Senior Debt pursuant to
Section 4.02(f).

          "Shareholders Agreement" shall have the meaning provided in Section 5.01(e).

          "Silgan" shall have the meaning provided in the first paragraph of this Agreement.

          "Silgan Pledge Agreement" shall mean the Amended and Restated Silgan Pledge Agreement, dated as of August 31, 1987, and amended and restated as of March 1, 1989, and amended and restated as of July 13, 1990, and further amended and restated as of June 18, 1992, between Silgan and the Collateral Agent, as the same may be modified, supplemented and amended from time to time in accordance with the terms hereof and thereof.

          "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

          "Stock Option Agreements" shall mean and include the Containers Stock Option Agreements and the Plastics Stock Option Agreements.

          "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corpor-ation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless the context indicates otherwise, all references herein to Subsidiaries are references to Subsidiaries of any Borrower.

          "Subsidiaries Pledge Agreement" shall mean the Amended and Restated Subsidiaries Pledge Agreement, dated as of June 18, 1992, among Containers, Plastics, DM Can and the Collateral Agent, as the same may be modified, supplemented and amended pursuant to the terms hereof and thereof.

          "Supply Contract" shall mean the Supply Agreement, dated as of September 3, 1993, between Containers and Del Monte.

          "Swingline Expiry Date" shall mean, at any time, the date which is two Business Days prior to the Working Capital Loan Maturity Date.

          "Swingline Loan" shall have the meaning provided in Section


1.01(d).

          "Swingline Note" shall have the meaning provided in Section
1.05(a).

          "Syndication Date" shall mean the Business Day occurring on or after the earlier of (i) the 90th day after the Initial Borrowing Date and
(ii) the date upon which the Agent and the Co-Agent determine in their sole discretion (and notify Silgan) that the primary syndication (and the resultant addition of institutions as Banks pursuant to Section 12.04) has been completed.

          "Tax Sharing Agreement" shall mean the Amended and Restated Tax Allocation Agreement, dated as of July 13, 1990, as amended on December 21, 1993, by and among Holdings and each of its Subsidiaries party thereto.

          "Taxes" shall have the meaning provided in Section 4.04.

          "Term Loan" shall mean each A Term Loan and each B Term Loan.

          "Term Loan Commitment" shall mean, for each Bank at any time, the sum of the A Term Loan Commitment and the B Term Loan Commitment of such Bank at such time.

          "Term Loan Commitment Commission" shall have the meaning provided in Section 3.01(a).

          "Total A Term Loan Commitment" shall mean, at any time, the sum of the A Term Loan Commitments of each of the Banks.

          "Total B Term Loan Commitment" shall mean, at any time, the sum of the B Term Loan Commitments of each of the Banks.

          "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

          "Total Indebtedness" shall mean the aggregate Indebtedness of Silgan and its Subsidiaries determined on a consolidated basis, provided that there shall be excluded, in making the foregoing determination, Indebtedness consisting of capitalized lease obligations described in Schedule VIII.

          "Total Term Loan Commitment" shall mean, at any time, the sum of the Total A Term Loan Commitment and the Total B Term Loan Commitment.

          "Total Unutilized Working Capital Commitment" shall mean, at any time, an amount equal to the remainder of (x) the then Total Working Capital Commitment less (y) the sum of the aggregate principal amount of Working Capital Loans and Swingline Loans then outstanding plus the then aggregate amount of Letter of Credit Outstandings.

          "Total Working Capital Commitment" shall mean, at any time, the sum of the Working Capital Commitments of each of the Banks.

          "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being four separate Tranches, i.e., A Term Loans, B Term Loans, Working Capital Loans and Swingline Loans.

          "Transaction" shall mean each of (i) the issuance of the common stock of Holdings as described in Section 5.01(f), (ii) the consummation of the Acquisition and (iii) the termination of the commitments under the Existing Credit Agreement and the repayment of all loans outstanding thereunder.

          "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

           "UCC" shall mean the Uniform Commercial Code as in effect in the relevant jurisdictions.

          "Unfunded Current Liability" of any Plan means the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto determined in accordance with Section 412 of the Code.

          "United States" and "U.S." shall each mean the United States of America.

          "Unpaid Drawing" shall have the meaning provided in Section
2.05(a).

          "Unutilized Working Capital Commitment" with respect to any Bank, at any time, shall mean such Bank's Working Capital Commitment at such time less the sum of (i) the aggregate outstanding principal amount of Working Capital Loans made by such Bank and (ii) such Bank's Percentage of the Letter of Credit Outstandings.

          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

          "Working Capital" shall mean Consolidated Current Assets (excluding cash, Cash Equivalents and the portion of the Unutilized Total Working Capital Commitment otherwise included therein) less Consolidated Current Lia-bilities.

          "Working Capital Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Working Capital Commitment," as same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Sections 1.13 and/or 12.04(b).

          "Working Capital Commitment Commission" shall have the meaning provided in Section 3.01(b).

          "Working Capital Intercompany Notes" shall mean all promissory notes evidencing intercompany loans by and among Silgan and its Subsidiaries other than the Mirror Intercompany Notes.

          "Working Capital Loans" shall have the meaning provided in Section 1.01(c).

          "Working Capital Loan Maturity Date" shall mean September 15, 1996.

          "Working Capital Note" shall have the meaning provided in Section 1.05(a).

          10.02 Principles of Construction. (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.

          (b) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States in conformity with those used in the preparation of the last audited financial statements referred to in Section 6.07(a).

           Section 11.  The Agent and Co-Agent.

          11.01 Appointment. The Banks hereby designate Bankers Trust Company as Agent (for purposes of this Section 11, the term "Agent" shall include Bankers Trust Company in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. The Banks hereby designate Bank of America National Trust and Savings Association as Co-Agent to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes the Agent and the Co-Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent and the Co-Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent and the Co-Agent may perform any of its duties hereunder by or through their respective officers, directors, agents or employees.

          11.02 Nature of Duties. Neither the Agent nor the Co-Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. Neither the Agent, the Co-Agent nor any of their respective officers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent and the Co-Agent shall be mechanical and administrative in nature; neither the Agent nor the Co-Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent or the Co-Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein.

          11.03 Lack of Reliance on the Agent and Co-Agent. Independently and without reliance upon the Agent or the Co-Agent, each Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each of the Borrowers in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each of the Borrowers and, except as expressly provided in this Agreement, neither the Agent nor the Co-Agent shall have any duty or responsibility, either initially or on a contin-uing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans, or at any time or times thereafter. Neither the Agent nor the Co-Agent shall be responsible to any Bank for any recitals, statements, infor-mation, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of any Borrower or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of any Borrower or the existence or possible existence of any Default or Event of Default.

          11.04 Certain Rights of the Agent. If the Agent shall request instructions from the Required Banks (or from the Required Secured Creditors with respect to the Security Documents) with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, as the case may be, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks or the Required Secured Creditors, as the case may be, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks or the Required Secured Creditors, as the case may be.

          11.05 Reliance. The Agent and the Co-Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent or the Co-Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by it.

          11.06 Indemnification. To the extent the Agent or the Co-Agent is not reimbursed and indemnified by the Borrowers, the Banks will reimburse and indemnify the Agent and the Co-Agent, in proportion to their respective "percentages" as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Co-Agent in performing their duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or the Co-Agent's gross negligence or willful misconduct.

          11.07 The Agent and the Co-Agent in Their Individual Capacity. With respect to its obligation to make Loans and, to participate in Letters of Credit under this Agreement, the Agent and the Co-Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent and the Co-Agent in their individual capacity. The Agent and the Co-Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, or purchase an equity interest in, any Borrower or any Affiliate of any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Banks. The Agent and the Co-Agent may also be an equity investor in any Borrower or any Affiliate of any Borrower without any consent required from any Banks.

          11.08 Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any note or notes issued in exchange therefor.

          11.09 Resignation by the Agent and the Co-Agent. (a) The Agent and/or the Co-Agent may resign from the performance of all their respective functions and duties hereunder and/or under the other Credit Documents (other than under the Security Documents except to the extent provided therein) at any time by giving 15 Business Days' prior written notice to the Borrowers and the Banks. In the case of the resignation by the Agent, such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below. In the case of a resignation by the Co-Agent, such resignation shall become effective immediately.

          (b)  Upon any such notice of resignation, the Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers.

          (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrowers, shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Banks appoint a successor Agent as provided above.

          (d)  If no successor Agent has been appointed pursuant to clause
(b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document (other than under any Security Document except to the extent so appointed in accordance with the terms thereof) until such time, if any, as the Banks appoint a successor agent as provided above.

          Section 12.  Miscellaneous.

          12.01 Payment of Expenses, etc. The Borrowers jointly and severally agree that they will: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent and the Co-Agent in connection with the preparation, execution and delivery of the Credit Documents and the documents and instru-ments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case, local counsel and, without duplication, the allocated costs of in-house counsel for the Co-Agent) and of the Agent and the Co-Agent in connection with their syndication efforts with respect to this Agreement and of the Agent, the Co-Agent, the Collateral Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent, the Collateral Agent and for each of the Banks); (ii) pay and hold each of the Banks harm-less from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify the Agent, the Co-Agent, the Collateral Agent and each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Agent, the Co-Agent or any Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein (including, without limitation, the Transaction) or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of hazardous materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of hazardous materials at any location, whether or not owned or operated by Holdings or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applic-able to any Real Property, or any environmental claim asserted against Holdings, any of its Subsidiaries or any Real Property owned or at any time operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Agent, the Co-Agent or any Bank set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

          12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time with the prior consent of the Agent or the Required Banks, without presentment, demand, protest or other notice of any kind to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of such Borrower against and on account of the Obligations and liabilities of such Borrower to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to any Borrower, at its address specified opposite its signature below; if to any Bank, at its office specified opposite its name on Schedule X; and if to the Agent, at its Notice Office; or, as to any Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Agent shall not be effective until received by the Agent.

          12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Borrower may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Banks and, provided further, that, although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 1.13 and 12.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, provided further, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Working Capital Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connec-tion with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such parti-cipant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by any Borrower hereunder shall be determined as if such Bank had not sold such participation.

          (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Commitments and related outstanding Obligations hereunder to its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank or assigning Banks, of such Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execu-tion of an Assignment and Assumption Agreement, provided that, (i) at such time Schedule I shall be deemed modified to reflect the Commitments (or outstanding Term Loans, as the case may be) of such new Bank and of the existing Banks, (ii) new Notes will be issued, at the Borrowers' expense, to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of
Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (or outstanding Term Loans, as the case may be),
(iii) the consent of the Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) above and (iv) the Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,000. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitments. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall, to the extent legally entitled to do so, provide to the Borrower in the case of a Bank described in clause (ii) or (iv) of Section 4.04(b), the forms described in such clause (ii) or (iv), as the case may be. To the extent that an assignment of all or any portion of a Bank's Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 1.11 or 4.04 from those being charged by the respective assigning Bank prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

          (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

          12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent, the Co-Agent or any Bank or any holder of a Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower and the Agent, the Co-Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent, the Co-Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent, the Co-Agent, the Banks or the holder of any Note to any other or further action in any circumstances without notice or demand.

          12.06 Payments Pro Rata. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations of such Borrower hereunder, it shall distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such pay-ment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, the Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all such Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of such Borrower to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          12.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Silgan to the Banks); provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 4.02 and Section 8 shall utilize account-ing principles and policies in conformity with those used to prepare the audited historical financial statements delivered to the Banks pursuant to
Section 6.07(a); provided further that in determining the Net Worth of Silgan for any period, no effect shall be given to the Allowed Reduction.

          (b) All computations of interest, Commitment Commission and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

          12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (A) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE BORROWERS HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF


AT 1633 BROADWAY, NEW YORK, NEW YORK 10019 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RE-SPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF THE BORROWERS AGREES TO DESIGNATE A NEW DESIGNEE, AP-POINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE AGENT. EACH OF THE BORROWERS FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFORE-MENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

          (B) EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Agent.

          12.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which (i) each of the Borrowers and the Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Agent at its Notice Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Agent will give the Borrowers and each Bank prompt written notice of the occurrence of the Effective Date.

          12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          12.12 Amendment or Waiver. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrowers and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the Working Capital Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly provided in the Security Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 12.12, (iv) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Term Loans and Working Capital Loan Commitments are included on the Effective
Date) or (v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (v) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank), (w) without the consent of BTCo, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit or Swingline Loans, (x) without the consent of the Agent or the Co-Agent, amend, modify or waive any provision of Section 11 as same applies to the Agent or the Co-Agent or any other provision as same relates to the rights or obligations of the Agent or the Co-Agent or, (y) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent or
(z) without the consent of the Majority Banks, amend the definition of Majority Banks or alter the application of any prepayments or repayments (or commitment reductions) pursuant to Section 3.03(d), Section 4.01 or Section 4.02(i), as the case may be (although the Required Banks may waive, in whole or in part, any such prepayment, repayment or commitment reduction so long as the application of any such prepayment, repayment or commitment reduction which is still required to be made is not altered).

          (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clause (a)(i) through (v), inclusive, of this Section 12.12, the consent of the Required Banks is obtained but the consent of one or more of other Banks whose consent is required is not obtained, then Silgan shall have the right to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, provided that the Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 12.12(a).

          12.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 11.06 and 12.01 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans and all Unpaid Drawings hereunder and the termination of the Commitments.

          12.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11,
2.06 or 4.04 from those being charged by the respective Bank prior to such transfer, then no Borrower shall be obligated to pay such increased costs (although each Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

          12.15 Provision Inserted Pursuant to Local Real Estate Law. The indebtedness and obligations evidenced hereby are secured by, among other things, those certain Deed of Trust, Assignment of Leases and Rents and Security Agreements, in each case dated as of August 31, 1987, as amended, executed by Containers and Plastics, as the case may be, to David Frantze, Trustee, for the benefit of Bankers Trust Company, as Collateral Agent, which Deed of Trust, Assignment of Leases and Rents and Security Agreements create liens upon real property in Buchanan, Lawrence and St. Louis counties, Missouri.

          12.16  Confidentiality.  (a) Subject to the provisions of clause


(b) of this Section 12.16, each Bank agrees that it will use its best effort not to disclose without the prior consent of Silgan (other than to its employees, auditors or counsel or to another Bank or such Bank's holding or parent company if such Bank determines in its sole discretion that any such party should have access to such information) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by any Borrower to the Banks in writing as confidential, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Working Capital Commitments or any interest therein by such Bank, provided, that such prospective transferee executes an agreement with such Bank containing provisions substantially identical to those contained in this Section.

     (b) Each Borrower hereby acknowledges and agrees that each Bank may share with any of its affiliates any information related to Holdings or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Holdings and its Subsidiaries).

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:
                              SILGAN CORPORATION
4 Landmark Square
Suite 301
Stamford, CT  06901           By  /s/ Harley Rankin Jr.
                                 -------------------------------------
Attn:  Harley Rankin, Jr.        Title:  Executive Vice President
Telephone:  (203) 975-7110
Fax:  (203) 975-7902
                              SILGAN CONTAINERS CORPORATION
4 Landmark Square
Suite 301
Stamford, CT  06901           By /s/ Harley Rankin Jr.
                                 -------------------------------------
Attn:  Harley Rankin, Jr.        Title:  Vice President
Telephone:  (203) 975-7110
Fax:  (203) 975-7902
                              SILGAN PLASTICS CORPORATION
4 Landmark Square
Suite 301
Stamford, CT  06901           By /s/ Harley Rankin Jr.
                                 -------------------------------------
Attn:  Harley Rankin, Jr.        Title:  Vice President
Telephone:  (203) 975-7110
Fax:  (203) 975-7902
                              BANKERS TRUST COMPANY,
                              Individually and as Agent


                              By /s/ Daniel Toscano
                                 ------------------------------------------
                                 Title:  Associate


                               BANK OF AMERICA NATIONAL TRUST
                           AND SAVINGS ASSOCIATION,
                              Individually and as Co-Agent



                              By /s/ Elizabeth Borow
                                 ------------------------------------------
                                 Title:  Vice President


                                                             SCHEDULE I
                                                             TO
                                                             CREDIT AGREEMENT
                                                             ----------------



                                 COMMITMENTS
                                 -----------


                        A Term Loan       B Term Loan     Working Capital
Bank                    Commitment        Commitment      Commitment
- -----                   -----------       -----------     ---------------

Bankers Trust           $30,000,000       $40,000,000     $35,000,000
  Company

Bank of America         $30,000,000       $40,000,000     $35,000,000
  National Trust and
  Savings Association
                        _________________ ______________________________

Total                   $60,000,000       $80,000,000     $70,000,000



                                                             SCHEDULE II
                                                             TO
                                                             CREDIT AGREEMENT
                                                             -----------------


                          EXISTING LETTERS OF CREDIT
                          --------------------------


 Letters of Credit
       Number              Beneficiary       Stated Amount      Expiry Date
  ----------------         -----------       -------------      -----------

     S-02498          Insurance Company of     $300,000            5/1/94
                         North America

S-07651               National Union Fire      $1,995,000          3/1/94
                      Insurance Company

S-03407               Travelers Indemnity      $169,511            8/31/94

S-05970             Transportation Insurance   $3,504,500          8/31/94

S-08794             General Mills Inc.         $125,000            9/30/94





                                                                 SCHEDULE III
                                                                      TO
                                                              CREDIT AGREEMENT
                                                              ----------------

                                REAL PROPERTY
                                -------------

          1. Silgan Containers Corporation
             -----------------------------

             Owned Properties
             ----------------                Plant*

             3250 Patterson Road
             Riverbank, CA  95367

             1815 Navy Drive                 Plant*
             Stockton, CA  95206

             224 Silgan Way                  Plant* 1/
             Nampa, ID  83651

             305 West North Street           Plant*
             Mt. Vernon, MO  65712

             165 Railroad Street             Plant*
             Cambridge Springs,  PA  16403

             1500 East Broad                 Plant*
             Mansfield, TX  76063

             Wisteria Street & Dallas        Warehouse*
             Mansfield, TX  76063

             N90 W14600 Commerce Drive       Plant*
             Menomonee Falls, WI  53051-
             2337

             505 Libby Street                Plant*
             Waupun, WI  53963

             Jefferson Industrial Park       Plant 2/*
             Fort Madison, IA  52627

             1100 East Third Street          Plant*
             Maysville, KY  41056

             2115 Lower Lake Road            Plant*
             St. Joseph, MO  64504

             669 South First Street          Plant*
             Hillsboro, OR  97123

             520 West Second Street          Plant*
             Oconomowoc, WI  53066

             Rochelle 115                    Plant**
             15th Street
             Rochelle, IL  61608

             Smithfield 140                  Plant**
             521 S. Main Street
             Smithfield, Utah  84335

             Leased Properties
              -----------------

              21800 Oxnard Street             (Landlord:  Warren Properties
              Suite 600                        III; lease dated 9/3/93)
              Woodland Hills, CA  91367

              3591 Maple Drive               (Landlord:  Fort Dodge
              Fort Dodge, IA  50501          Betterment Foundation; lease
                                             dated 11/7/86, assigned
                                             8/31/87)*

              Warehouse #5                   (Landlord:  Lincoln Paper
              1605 Tillie-Lewis Drive        Company; lease dated
              Stockton, CA  95205            12/21/88)*

              3591 Maple Drive               (Landlord:  Fort Dodge Better-
              Fort Dodge, IA  50501          ment Foundation; lease dated
                                             11/20/89)*

              1416 Indian Head Drive         (Landlord:  Northern Can
              Menomonee, WI  54715           Systems of Wisconsin, Inc.;
                                             lease dated 5/25/93)

              1409 Indian Head Drive         (Landlord:  Northern Can
              Memomonee, WI  54715           Systems Warehouse, Inc.; lease
                                             dated 5/25/93)

              6180 Roselle Avenue            (Landlord:  Riverbank Venture:
              Riverbank, CA  95367           lease dated May 1, 1990)

              Parker Tobacco                 (Landlord:  Parker Tobacco:
              697 Parker Road                lease dated 6/1/91)
              Maysville, KY  41056

              Herro-Radthe West              (Landlord:  Herro-Radthe:
              1325 Wall Street               lease dated 3/1/89)*
              Oconomowoc, WI  53066

              Warehouse N57 W39593           (Landlord:  Herro-Radthe:
              Highway 16 West                lease dated 11/20/90)*
              Oconomowoc, WI  53066

              Alsman Warehouse               (Landlord:  Bill Alsman:
              2808 Patterson Road            lease dated 7/1/90)
              Riverbank, CA  95367

              Robert B. Schilli              (Landlord:  Robert B. Schilli:
              Jefferson Industrial Park      lease dated 1/1/89)
              Ft. Madison, Iowa  52627

              1 Mile East of Plover          (Landlord:  Del Monte
              on County Track Highway B      Corporation:  lease dated
              Plover, WI  54467              12/17/93)**


              Farm Road 393                  (Landlord:  Del Monte
              Crystal City, TX  78839        Corporation:  lease dated
                                             12/17/93)**



           2.  Silgan Plastics Corporation
              ---------------------------

              Owned Properties
              ----------------

              27 Bridge Street               Plant*
              Deep River, CT  06417

              910 Gerber Street              Plant*
              Ligonier, IN  46767

              3574 East Kemper Road          Plant*
              Sharonville, OH  45231

              2337 Centerline                (Unimproved land)*
              Industrial Drive
              Westport, MO  63141

              Vine Street and Adamson        Plant*
              Drive
              Monroe, GA  30655

              3779 North Country Road        Plant*
              850 East
              Seymour, IN  47274

              Leased Properties
              -----------------

              1858 Meca Way                  (Sublease from Amoco 11/3/78,
              Norcross, GA  30093            amended 4/1/91)

              2337 Centerline                (Landlord:  Crow - St. Louis;
              Industrial Drive               lease dated 11/21/67, amended
              Westport, MO  63141            11/26/69, 11/23/74, 3/17/80
              (Plant)                        and 2/15/85)*

              910 Gerber Street              (Landlord:  The Northwestern
              Ligonier, IN  46767            Mutual Life Insurance Company;
                                             lease dated 10/1/61, amended
                                             4/1/65 and 2/20/69)*

              379 Thornall                   (Landlord:  Metro Four Assoc.,
              Edison, NJ  08837              L.P.; lease dated 6/5/88,
                                             amended 3/16/93)

              611 East Cerritos Avenue       (Landlord:  Anaheim/Cerritos
              Anaheim, CA  92803             Investment Group; lease dated
                                             7/26/88)

              16216 Baxter Road,             (Landlord:  Land Corp, Inc.;
              Suite 300                      lease dated 9/25/87, amended
              Chesterfield, MO  63017        11/18/87 and 4/22/91)

              377 East Butterfield Road      (Landlord: Homart Development
              Suite 440                      Co.; lease dated 12/3/92)
              Lombard, IL  60148-5681

              Building #460                  (Landlord:  USCO Distribution
              Erie Industrial Park           Services, Inc.; lease dated
              Port Clinton, OH  43452        2/18/85, amended 9/1/88 and
                                             6/7/91)





              Building #2                    (Landlord:  USCO Distribution
              Erie Industrial Park           Services, Inc.; lease dated
              Port Clinton, OH  43452        9/22/86, amended 9/1/87 and
                                             6/7/91)

              7600 White Pine Road           (Landlord:  Armal Corporation;
              Richmond, VA  23237            lease dated 3/31/89, subleased
              (Chesterfield County)          to American Sitronia
                                             Corporation 7/1/92)

              700 and 715 Orange St.         (Landlord:  Armal Corporation;
              Franklin, KY  42134            lease dated 3/31/89)*

              109, 110, 111 and 112          (Landlord:  Kylou, Inc.; lease
              Watterson Warehouse Center     dated 3/20/84, amended
              3899 Produce Road              8/17/88)
              Louisville, KY  40218


              121 Wheeler Court              (Landlord:  Adwin Realty Co.;
              Bucks County Business Park     lease dated 8/16/78, extended
              Langhorne, PA  19047           9/3/93)

              181 Wheeler Court              (Landlord:  Prudential Ins.
              Bucks County Business Park     Co. of America; lease dated
              Langhorne, PA  19047           4/12/90, expires 1994, a
                                             portion subleased to Schwartz
                                             Paper Co. 8/23/93)

          3.  Express Plastic Containers
              Limited
              ----------------------------

              Owned Properties
              ----------------

              None.

              Leased Properties
              -----------------

              1575 Drew Road                 (Landlord:  827531 Ontario
              Mississauga, Ontario           Limited; lease dated 3/31/89)
              Canada

              2380 Drew Road                 (Landlord:  Morgan Mae
              Mississauga, Ontario           Enterprises Limited and Mid
              Canada                         King Investments Limited d/b/a
                                             Alness Properties; leases
                                             dated February 3, 1987 and
                                             April 30, 1987)

          4.  Silgan Corporation
              ------------------

              Owned Properties
              ----------------

              None.

              Leased Properties
              -----------------

              None.







          5.  California-Washington Can
              Corporation
              --------------------------

              Owned Properties
              ----------------

              49 E. Third Avenue             Plant**
              Toppenish, WA  98948

              Leased Properties
              -----------------

              2716 E. Miner Avenue           (Landlord:  Del Monte
              Stockton, CA  95205            Corporation; lease dated
                                             12/17/93**

              Kern & Marion Street           (Landlord:  Del Monte
              Kingsburg, CA  93631           Corporation; lease dated
                                             12/17/93)**

              400 Yosemite Blvd.             (Landlord:  Del Monte
              Modesto, CA  95354             Corporation; lease dated
                                             12/17/93)**

              3100 E. 9th Street             (Landlord:  Del Monte
              Oakland, CA  94601             Corporation; lease dated
                                             12/17/93)


- -----------------------
*/ Existing Mortgaged Properties.
**/ New Mortgaged Properties.
1/ Mortgage Amendment will be prepared and filed within 45 days following the Initial Borrowing Date.
2/ Mortgage Amendment will be prepared and filed within 45 days following the Initial Borrowing Date.



                                                               SCHEDULE IV
                                                                    TO
                                                              CREDIT AGREEMENT
                                                              ----------------

                            INSURANCE REQUIREMENT
                            ---------------------



     See Annex A attached hereto for the amounts insured and types of coverage provided.




                                                                SCHEDULE V
                                                                     TO
                                                              CREDIT AGREEMENT
                                                              ----------------



                               Permitted Liens
                               ---------------



          Liens evidenced by filings permitted by Annex A to the Security Agreement and Annex A to the First Amendment to the Amended and Restated Security Agreement.


                                                             SCHEDULE VI
                                                             TO
                                                             CREDIT AGREEMENT
                                                             ----------------


                            Existing Indebtedness
                            ---------------------


1.  Silgan Containers Corporation
    -----------------------------

    Trade payables and accruals            $46,000,000

2.  Silgan Plastics Corporation
    ---------------------------

    Trade payables and accruals            $28,500,000

3.  Express Plastic Container Limited
    ---------------------------------

    Trade payables and accruals            $ 1,500,000

4.  California-Washington Can Corporation
    -------------------------------------

    Trade payables and accruals            $ 1,300,000





                                                            SCHEDULE VII
                                                             TO
                                                             CREDIT AGREEMENT
                                                             -----------------


                          MIRROR INTERCOMPANY NOTES
                          -------------------------



Containers Senior Subordinated Debt        $  92,425,000
  Intercompany Note

Plastics Senior Subordinated Debt              42,575,000
  Intercompany Note

Containers Senior Secured Debt Intercompany   17,225,000
  Note

Plastics Senior Secured Debt Intercompany
  Note                                        32,775,000

Containers Acquisition Intercompany Note A    60,000,000

Containers Acquisition Intercompany Note B    15,000,000

Plastics Acquisition Intercompany Note B      61,000,000

Express Acquisition Intercompany Note C      $ 6,598,256

Canadian Holdco Acquisition Intercompany
Note C                                       $ 6,598,256

Containers Short Term B Loan Intercompany Note   19,000,000





                                                              SCHEDULE VIII
                                                              TO
                                                              CREDIT AGREEMENT
                                                             -----------------


                          CERTAIN CAPITALIZED LEASES
                          --------------------------


Silgan Containers Corporation           None
Silgan Plastics Corporation             None
Express Plastic Containers Limited      None
California-Washington Can Corporation   None




                                                             SCHEDULE IX
                                                             TO
                                                             CREDIT AGREEMENT
                                                             ----------------

                             EXISTING INVESTMENTS
                             --------------------

                                      None



                                                              SCHEDULE X
                                                              TO
                                                              CREDIT AGREEMENT
                                                              ----------------



                                BANK ADDRESSES
                                --------------


Bankers Trust Company
One Bankers Trust Plaza
New York, New York  10006

Attention:  Daniel Toscano
Telephone No.:  (212) 250-9568
Telecopier No.:  (212) 250-7218


Bank of America National Trust
  and Savings Association
335 Madison Avenue
New York, New York  10017

Attention:  Elizabeth Borow
Telephone No.:  (212) 503-8236
Telecopier No.:  (212) 503-7771